Exhibit 10.34

PURCHASE CONTRACT NO. 220957-BA

AMENDMENT 3

AGREEMENT & STATEMENT OF WORK

BETWEEN

ASTROTECH SPACE OPERATIONS, INC.

AND

SEA LAUNCH COMPANY, L.L.C.

FOR

SERVICES PROVIDED

IN SUPPORT OF THE

SEA LAUNCH PROGRAM

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TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

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TABLE OF CONTENTS (CONT’D)

EXHIBIT A	Statement of Work, Phase I Services

EXHIBIT B	Statement of Work, Phase II Services

EXHIBIT C	Price Schedule

EXHIBIT D	List of Customer/BCSC Activity Documentation to be furnished to Astrotech

EXHIBIT E	Compliance and Reference Documents

EXHIBIT F	Contract Data Requirements List (CDRL)

EXHIBIT G	Listing of Agreement Modifications

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AMENDMENT 1

1. Description of Amendment. Amendment 1 (i) recognizes the change of Astrotech from a limited partnership to a corporation, (ii) provides for an Astrotech Resident Technical Representative to reside at the BCSC office, (iii) reflects a BCSC personnel designation change, (iv) incorporates miscellaneous changes and clarifications requested by BCSC, and (v) corrects several typographical errors in the original issue of this Agreement.

2. Incorporation of Amendment 1 Change Pages. Amendment 1 consists of the following change pages: Coverpage; i; ii; iii; 1; 5-9; 15; and 17; Appendix 1 in its entirety; Appendix 2 in its entirety; Appendix 3 in its entirety; and Appendix 4 in its entirety. Where change pages in Amendment 1 have the same page number as pages in the previous issue of this Contract, the Amendment 1 change pages are to be substituted for and replace the corresponding previous issue pages in their entirety. All pages of this Agreement affected by Amendment 1 carry the notation “AMENDMENT 1” in either the upper or lower right-hand corner. The update of this Agreement to Amendment 1 is accomplished by the addition or substitution, as appropriate, of all Amendment 1 change pages.

3. Effective Date. This Amendment 1 shall enter into force as of the date of the last signature of the parties shown on Page 17.

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AMENDMENT 2

1. Description of Amendment. Amendment 2 incorporates changes and clarifications requested by Astrotech Space Operations, Inc. and BCSC. The changes result from the completion of Phase I activities as specified in the contract and provide for further definition and clarification of Phase II activities. In addition, administrative changes have been made where applicable. Amendment 2 is a complete revision to the contract, replacing both the original issue and Amendment 1 pages in their entirety.

2. Effective Date. This Amendment 2 shall enter into force as of the date of the last signature of the parties shown on Page 19.

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AMENDMENT 3

1. Description of Amendment. Amendment 3 incorporates changes and clarifications requested by United States Sea Launch and Astrotech Space Operations, Inc. resulting from the assignment of this Agreement from BCSC to USSL. These changes include: (i) assignment of the Agreement from USSL to Sea Launch upon execution of Amendment 3, (ii) modification to the standard Terms & Conditions to be more consistent with other Sea Launch contracts, (iii) recognition that the Phase I portion of this Agreement has been completed, (iv) updates to the Key Personnel responsible for contractual and technical management of this Agreement, and (v) update to the Statement of Work to more accurately reflect the scope of work being performed under this Agreement. Amendment 3 is a complete revision to the contract, replacing Amendment 2 in its entirety.

2. Effective Date. This Amendment 3 shall enter into force as of the date of the last signature of the parties shown in Article 37.

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SUBCONTRACT AGREEMENT

AND

STATEMENT OF WORK

BETWEEN

ASTROTECH SPACE OPERATIONS, INC.

AND THE

SEA LAUNCH COMPANY, L.L.C.

FOR

SERVICES PROVIDED

IN SUPPORT OF THE

SEA LAUNCH PROGRAM

This Subcontract Agreement and Statement of Work (hereinafter called “Agreement”) is entered into by and between Astrotech Space Operations, Inc., a wholly owned subsidiary of SPACEHAB, Inc., with principal offices at 1515 Chaffee Drive, Titusville, Florida 32780 (hereinafter called “Astrotech”) and Sea Launch Company, L.L.C., a Delaware Limited Partnership, located at One World Trade Center, Suite 950, Long Beach, CA 90831-0950 (hereinafter called “Sea Launch”) and sets forth the terms and conditions under which Astrotech shall perform the work and provide the services as described in Exhibits A and B, herein in support of the Sea Launch Program. In the event of any conflict between the terms and conditions of this Agreement and those called out in the purchase order, the terms and conditions of this Agreement shall take precedence.

RECITALS

A. The Sea Launch Limited Partnership (hereinafter called “SLLP”) is an international venture to provide expendable launch vehicle launch services on a commercial basis using a sea-going launch system based in the Port of Long Beach, California (hereinafter called “Home Port”) to launch satellites from international waters. Sea Launch will have contracts with various customers (hereinafter called “Customers”) for such launch services, which will include supporting the prelaunch preparation of each Customer satellite (hereinafter called “Spacecraft”) at the Home Port. A Spacecraft with all associated property to be flown aboard the Sea Launch launch vehicle constitutes a particular Sea Launch payload (hereinafter called “Payload”).

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B. The United States Sea Launch GP, L.L.C. (hereinafter called “USSL”) is a limited partner in the SLLP and, among other things, is responsible to provide the Home Port facilities and support for the Sea Launch Project, including Payload processing capability and the capability to service the vessels operated by SLLP.

C. Boeing Commercial Space Company (hereinafter called “BCSC”) and USSL have contracts with SLLP to build and operate a facility for Payload processing at the Home Port. Under this contract BCSC and USSL will provide the specialized facilities and support required at the Home Port by the Sea Launch Customer for the prelaunch preparation of each Customer Payload. In addition, BCSC will require similar specialized facilities and support for the preparation of the launch vehicle adapter and fairing, mating of the Spacecraft to the launch vehicle adapter, encapsulation of the Spacecraft/launch vehicle adapter in the launch vehicle fairing, and related activities. To establish the Sea Launch launch capability and in conjunction with Sea Launch launches, Sea Launch seeks to obtain services for payload processing facility development, operations support, facility/system maintenance and other related services (hereinafter called “Services”).

D. Astrotech has designed, constructed, operates and maintains payload processing facilities at Kennedy Space Center/Cape Canaveral Air Force Station, Florida and Vandenberg Air Force Base, California, wherein Astrotech has demonstrated its ability to provide such Services.

E. The purpose of this Agreement between Sea Launch and Astrotech is to have Astrotech provide support to BCSC, SLLP, and USSL by providing the following services in two phases. Phase I, (i) oversee the design and construction of the Home Port, (ii) select a construction contractor(s) with BCSC participation and approval, (iii) serve as the owner’s representative at the construction site during construction, and Phase II, with Sea Launch/USSL coordination and approval, (iv) operate and maintain the payload processing facilities physical infrastructure, and (v) provide support to operations and Sea Launch Management.

F. Astrotech desires to perform the Work pursuant to the terms of this Agreement.

NOW THEREFORE, The Parties agree as follows:

ARTICLE 1 – BASIC AGREEMENT

1.1 Scope of Work. Under this Agreement, Astrotech will perform all Work and provide the Services in two phases in full compliance with the Subcontract Agreement Documents, as such work is more particularly described in Exhibits A and B (Statement of Work).

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1.1.1 Phase 1 Scope of Work. Astrotech Phase I Services consisted of managing the design and construction activities associated with establishing the facilities and other support capabilities in the Home Port (hereinafter called “Home Port Project”) during the period up to first launch of the Sea Launch demonstration launch vehicle, as described in Exhibit A, Statement of Work. (Phase I was completed as of 9 October 1998, reference BCSC contract Y00020).

1.1.2 Phase II Scope of Work. The Astrotech Phase II Services began with preparations for the first launch of the Sea Launch launch vehicle and shall continue through expiration or termination of this Agreement. The Astrotech Phase II Services are detailed and set forth in Exhibit B, Statement of Work, of this Agreement. It is recognized by the parties that BCSC, USSL, Sea Launch and the Sea Launch Customer, or their respective contractors or subcontractors (other than Astrotech) shall perform all activity involving assembly, servicing and checkout of the Payload and use of its associated ground support equipment, unless otherwise expressly provided for in this Agreement.

1.2 Payment Terms. Astrotech will be paid in accordance with Article 35, Payment Terms and Exhibit C, Price Schedule.

1.3 Assignment of Agreement to Sea Launch. The Parties recognize and agree that as of the date of execution of this Amendment 3 that all rights and obligations of U.S. Sea Launch under Amendment 2 to this Agreement are assigned to Sea Launch Company, L.L.C. Such assignment shall not, in and of itself, result in any adjustments to the prices set forth in Exhibit C.

1.4 Order of Precedence. Any inconsistency in this Agreement shall be resolved by giving precedence in the following order:

(a) The Agreement

(b) Exhibits

(c) Attachments

(d) Plans

(e) Specifications

(f) Purchase Order

1.5 Documents and Plans Incorporated by Reference. The parties agree that the requirements and obligations outlined in the documents and plans listed in this Agreement, to include all Exhibits and Attachments attached hereto, will have the same force and effect as if they were included in the Agreement in full text.

1.5.1 The documents and plans listed in this Agreement may contain references to additional documents, plans, etc. Information contained in those lower-tier references will be used by the Parties for guidance only.

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1.5.2 Notwithstanding Article 1.5.1 above, Astrotech shall perform it’s assigned operations activities in accordance with approved Operational Documentation.

1.5.3 Astrotech’s internal documentation shall be issued and changed in accordance with Astrotech’s internal procedures.

1.6 Data to be furnished to Astrotech. Under the Launch Services Agreement with the Customer, Sea Launch will obtain and /or provide to Astrotech the documentation described in Exhibit D applicable to the Customer and BCSC activities planned to occur at the Home Port Site. While it is essential that the required content of this documentation be complete as defined per Exhibit D, Astrotech will accept the documentation in any format convenient to Customer and Sea Launch. Astrotech will evaluate such documentation only from the standpoint of facility compatibility and safety, and will not attempt to evaluate, in any way, the probability of Payload or mission success. Astrotech will review and provide written comments/input regarding said documentation directly to the designated Sea Launch Representative in a timely manner.

1.7 Data to be furnished by Astrotech. The parties recognize that certain data are required from Astrotech in order for Sea Launch to properly evaluate and monitor the work effort performed by Astrotech in support of this Agreement. The Contract Data Delivery Requirements (CDRL) items associated with Astrotech’s performance of the Work are documented in Exhibit F to this Agreement.

Failure of Astrotech to provide such data shall be handled in accordance with the Articles of this Agreement including, but not limited to Article 26, Default.

1.8 Contract Compliance/Reference Documentation. Compliance and reference documents applicable to Astrotech’s performance of the Work, as defined by Sea Launch, are included in Exhibit D and Exhibit E to this Agreement.

ARTICLE 2 – DEFINITIONS

As used in this Agreement, the following words and expressions shall have the following meaning, except where the context clearly otherwise requires:

2.1 “Affiliate” means a legal entity that is a Subsidiary of a Party, a legal entity that is the Parent of a Party or a legal entity that is the Subsidiary of the Parent of a Party.

2.2 “Assembly and Command Ship” or “ACS” means the Assembly and Command Vessel used as part of the Project.

2.3 “Associate Contractor” shall mean any of DBTM, BCSC, BMM, Yuznoye, Yuzhmash, and Energia which is not itself a Party to this Agreement.

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2.4 “Change” and “Change Order” are synonymous and mean substitutions in, or additions, modifications or deletions to the Work, contract terms, and Contract Documents pursuant to Article 23, Changes.

2.5 “Contract Documents” means, collectively, this Agreement, which has been signed by Sea Launch and Astrotech, any supplements or amendments to this Agreement and the documents indicated below which are attached to and made a part of this Agreement:

Exhibit A:	Phase 1, Statement of Work

Exhibit B:	Phase 2, Statement of Work

Exhibit C:	Payment Schedule

Exhibit D:	List of Customer/BCSC Activity Documentation to be furnished to Astrotech

Exhibit E:	Compliance and Reference Documents

Exhibit F:	Contract Data Requirements List (CDRL)

Exhibit G:	Listing of Agreement Modifications

2.6 “Contract Term” has the meaning set forth in Article 36, Subparagraph 12.

2.7 “Contractor” and “Astrotech” are synonymous and means the entity listed in the introductory section of this Agreement, which has entered into this Agreement with Sea Launch.

2.8 “Customer” shall mean the Sea Launch spacecraft customer and/or any person to whom the Customer has sold, leased, assigned, or otherwise transferred its rights in the Payload (or any part thereof) to be launched by the licensee, including a conditional sale, lease, assignment, or transfer of rights, any person who has placed property on board the Payload for launch or payload services, and any person to whom the Customer has transferred its rights to the launch services.

2.9 “Excusable Delay” has the meaning set forth in Article 25, Excusable Delays.

2.10 “Hazardous Substances” has the meaning set for the Article 17, Environmental Requirements.

2.11 “Home Port” means the permanent facility constructed in Long Beach, California by Sea Launch, as part of the Project.

2.12 “Launch Platform” means the semi-submersible, mobile launch platform to be used as part of the Project.

2.13	“Project” means the entire Sea Launch commercial satellite launching services project.

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2.14 “Site” or “Job Site” means the Home Port, the Assembly and Command Ship, Launch Platform, and other places on or through which the Work is to be performed, together with any buildings or other structures, which are owned or leased by or under the control of Sea Launch.

2.15 “Stop Work” means written direction issued by the Authorized Sea Launch Contract Representative to the Authorized Astrotech Contract Representative to stop performance of all Work, or a portion of Work, under this Agreement.

2.16 “Sea Launch/USSL Subcontractor” means any subcontractor, and its agents or assigns, or other third party, which performs, or assists Astrotech in performing, any of the Work and is under contract to Contractor or a Subcontractor.

2.17 “Astrotech Subcontractor” means any manufacturer, fabricator, supplier, distributor, material supplier, or vendor having a direct contract with Astrotech or any supplier to Astrotech to furnish labor, materials or supplies to be incorporated in the Work.

2.18 “Work” means those activities performed by Astrotech under this contract as defined in Exhibits A and B (Statement of Work).

ARTICLE 3 – ADMINISTRATION OF THE CONTRACT

3.1 Authorized Representatives.

3.1.1 Sea Launch Authorized Contract Representative. Sea Launch has designated Pam Sims as its Authorized Contract Representative to act for Sea Launch. All notices, determinations, instructions and other communications given to the Astrotech Authorized Contract Representative by the Sea Launch Authorized Contract Representative shall be regarded as officially received by Astrotech. Sea Launch shall notify Astrotech in writing prior to any change to the Sea Launch Authorized Contract Representative or any limitation on such representative’s authority. Sea Launch Authorized Contract Representative shall designate in writing other individuals to act as a representative of Sea Launch for activity described elsewhere in this Agreement as appropriate. Such designations shall define the scope of the authority granted.

3.1.2 Astrotech Authorized Contract Representative. Astrotech has designated John Satrom as its Authorized Contract Representative to act for Astrotech. All notices, determinations, instructions and other communications given to the Sea Launch Authorized Contract Representative by the Astrotech Authorized Contract Representative shall be regarded as officially received by Sea Launch. Astrotech shall notify Sea Launch in writing prior to any change to the Astrotech Authorized Contract Representative or any limitation on such Representative’s authority. The Astrotech Authorized Contract Representative shall designate in

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writing other individuals to act as a representative of Astrotech for activity described elsewhere in this Agreement as appropriate. Such designations shall define the scope of the authority granted.

3.1.3 Powers. Only the Authorized Contract Representatives of each Party shall have authority to sign any document affecting its rights and obligations under this Agreement. All notices and communications regarding the rights and obligations of each Party will be sent to the other Party’s Authorized Contract Representative.

3.1.4 Notices. All notices, requests, demands, and other communications hereunder related to the administration of this agreement, shall be in writing, in English, and shall be delivered to the other parties Authorized Contracts Representatives as provided in this Article 3. The effective date of each notice, demand, request, or other communication shall be deemed to be the Date of confirmed receipt by the other party. If multiple transmission means are used, the earliest date of confirmed receipt shall be applicable. Either party may change its address or designee for purposes hereof by informing the other party of such action and the effective date of change.

3.1.5 Delegation. Either party’s Authorized Contract Representative may delegate some or all of his authority to another person, by signing a letter identifying the person to whom he is delegating authority, the extent of authority delegated, and the duration of the delegate’s authority.

Sea Launch Authorized Contract Representative:

Ms. Pam Sims

Director Contracts and Purchasing

US Sea Launch/Sea Launch

Sea Launch Home Port

2700 Nimitz Road

Long Beach, CA 90802

Telephone:    (562) 951-7362

Facsimile:      (562) 951-7015

Cellular:         (562) 884-9982

Astrotech Authorized Contract Representative:	Mr. John B. Satrom Senior Vice President & General Manager Astrotech Space Operations, Inc. 1515 Chaffee Drive Titusville, FL 32780 Telephone: (321) 268-3830, Ext. 4004 Facsimile: (321) 360-1908

3.2 Phase I Services. In addition to the Agreement Coordinators, BCSC designated a Development Manager and Astrotech designated a Construction Manager who together were responsible for coordinating all technical activities, including the day-to-day activity schedules, performed under Phase I of this Agreement, and Astrotech provided a Resident Technical Representative who resided at the BCSC office. In case of doubt as to whether a matter was technical or contractual, a determination was made through coordination by the Agreement Coordinators. No direction from the Development Manager increased the obligations of either party to the other. The Development Manager used the Home Port Integrated Product

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team (hereinafter called “Home Port IPT”) to assist in making decisions, but all technical direction to Astrotech came from the Development Manager. The Home Port IPT consisted of representatives from BCSC and Astrotech, including the BCSC and Astrotech Agreement Coordinators, the BCSC Development Manager, and the Astrotech Construction Manager. Astrotech could not enter into any contracts without the approval of the BCSC Agreement Coordinator; however, when necessary to maintain schedule the Astrotech Construction Manager was authorized to issue individual contract change orders up to $5,000 in amount. The following representatives of the parties were designated as BCSC Development Manager and Astrotech Construction Manager:

BCSC Development Manager:	Ms. Leslie V. Atkins Home Port Development Team Leader Boeing Commercial Space Company

Astrotech Construction Manager:	Mr. Michael A. Shue Director, Facility Operations Astrotech Space Operations, Inc.

3.3 Phase II Services. In addition to the Authorized Contract Representatives, Sea Launch and Astrotech shall each designate a Technical Manager who will coordinate the Technical effort associated with the Payload Processing Support Services and related activities and a Safety/Environmental (SHEA) Representative. The Sea Launch Home Port Technical Manager identified below will work closely with the Astrotech Home Port Technical Manager to monitor the work effort pertaining to the services to be performed by Astrotech under this Agreement. The Astrotech SHEA Representative shall be Astrotech’s interface with the Sea Launch SHEA Representative in matters pertaining to Safety and Environmental compliance at the Site.

Sea Launch Home Port Technical Manager:	Mr. Shawn Murphy Facilities Director Sea Launch Sea Launch Home Port 2700 Nimitz Road Long Beach, CA 90802 Telephone: (562) 951-7383 Facsimile: (562) 951-7015 Cell Phone: (714) 803-5957

Sea Launch SHEA Representative:	Robin Summerhill Sea Launch Sea Launch Home Port 2700 Nimitz Rd. Long Beach, Ca. 90802 Telephone: (562) 951-7381 Facsimile: (562) 951-7390 Cell Phone: (562) 254-7664

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Astrotech Home fort Technical Manager:	Mr. Udeepta (Bruno) Ganguli Astrotech Space Operations, Inc. Sea Launch Home Port 2700 Nimitz Road Long Beach, CA 90802 Telephone: (562) 951-7328 Facsimile: (562) 951-7335 Cell Phone: (562) 254-5364

Astrotech SHEA Representative:	Mr. Timothy Cologne Astrotech Space Operations, Inc. Sea Launch Home Port 2700 Nimitz Rd. Long Beach, Ca. 90802 Telephone: (562) 951-7553 Facsimile: (562) 951-7335 Cell Phone: (562) 254-8899

ARTICLE 4 – PERFORMANCE OF WORK

4.1 Work Performed. Work performed under this Agreement shall be coordinated between the parties listed in Article 3.3 above. All technical direction from Sea Launch to Astrotech relative to the performance of this agreement shall be provided to the Astrotech Home Port Technical Manager.

4.2 Inspection of Work. Work performed by Astrotech under this agreement shall be subject to the direction, inspection and acceptance by a Sea Launch/USSL designated representative in accordance with the terms of this Agreement. Sea Launch/USSL designated representatives shall have the right to review all Work being performed by Astrotech at any time during the performance of such Work at the Site.

4.3 Performance Criteria. Astrotech and Sea Launch shall jointly develop performance-based metrics to evaluate and measure the performance of Astrotech in providing the Phase II services under this Agreement.

4.4 Sea Launch Customer Out-Brief. At the conclusion of each mission, Astrotech shall provide input to Sea Launch that will assist Sea Launch in performing a Customer out-brief to solicit feedback on the services provided and to develop applicable lessons learned for implementation on future missions.

4.5 Performance Reviews. The Authorized Contract Representatives, Phase II Technical Managers and the SHEA Representatives listed in Article 3.3 shall meet on a regular basis, but at least once every six months, to review Astrotech’s performance on this Agreement. Outstanding performance issues shall be documented by Sea Launch and presented to Astrotech for submittal of a formal resolution plan to Sea Launch by Astrotech.

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4.6 Meetings. Astrotech shall be responsible for attending various meetings related to the Work, and coordination of the Work with other work on the Project and related matters, in accordance with this Agreement and the Statement of Work.

4.7 Out-of -Scope Support. Failure to comply with reasonable requirements within the Scope of this Agreement shall constitute a failure to perform the Work in accordance with the terms of this Agreement. If Astrotech’s believes the direction provided by Sea Launch is outside the scope of this Agreement, the Astrotech Authorized Contract Representative will immediately notify the Sea Launch Authorized Contract Representative. Issues relating to out of scope work will be handled in accordance with Article 23, Changes. If Astrotech and Sea Launch are unable to reach a mutual agreement on any proposed revision, resolution shall be pursuant to Article 26, Default or Article 27, Disputes and Arbitration.

4.8 Key Schedule Dates. Key milestone dates relating to all critical events that could affect the Services to be performed under this Agreement shall be established and monitored by the Astrotech Technical Manager and the Sea Launch Home Port Technical Manager. Each party shall immediately notify the other of any event which occurs that would significantly alter the agreed to schedule of services or the ability of the other party to meet the Key Milestone Dates.

ARTICLE 5 – LABOR AND PERSONNEL

5.1 Key Personnel. Astrotech shall furnish all the personnel necessary for the expeditious and satisfactory performance of the Work, including, when required by Sea Launch, management staff on Site capable of supporting and managing the Work (hereinafter referred to as “Key Personnel”). The Key Personnel on Astrotech’s management staff shall be as set forth in Article 3 to the Agreement and shall include the Astrotech Technical Manager and the Astrotech Safety/Environmental Representative. All such Key Personnel shall be specifically dedicated to the Project. Astrotech shall not hire or assign an individual to one of the Key Personnel positions without the prior written approval of the Sea Launch Authorized Contract Representative, which approval shall not be unreasonably withheld; provided that in considering any such replacement, Sea Launch may take into account the replacement’s education, experience, references, character and other general qualifications for the position. Such Key Personnel shall be shown on an organization chart that shall be kept current and on Site throughout the term of the Agreement.

5.2 Qualified Workforce. Astrotech shall only employ personnel to perform the Work who are competent, well qualified, experienced, certified (when applicable) and skilled to perform the Work required. The average efficiency of the Astrotech employees assigned to the Sea Launch Program shall not be less than the average efficiency of all Astrotech’s employees. If requested by Sea Launch, Astrotech shall remove from the Site, with no permitted delay in the Work, any personnel of Astrotech, including any Key Personnel or staff, whom Sea Launch determines to be incompetent, dishonest, uncooperative, or otherwise unsatisfactory, or is not legally authorized to continue to work at a particular location where such person is

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employed, if other, measures of Astrotech did not resolve the issue. Astrotech is responsible for maintaining labor relations in such a manner that there is harmony among workers.

5.3 Independent Contractor. Astrotech acknowledges and agrees that Astrotech is providing services under this Agreement as an independent contractor and not as an employee, partner, associate, agent or teammate of Sea Launch. Astrotech shall be responsible for compliance with all requirements under local, state, and federal laws and regulations, including but not limited to laws and regulations governing minimum wage, social security, immigration and naturalization, unemployment insurance, income tax, comprehensive general liability and worker’s compensation insurance relating to individuals performing services under this Agreement consistent with the provisions of Article 20, Insurance. Astrotech shall be solely responsible for any employee/employer tax obligations associated with performance by Astrotech under this Agreement.

5.4 U.S. Citizenship Requirements. The requirement for U.S. Citizenship applies to all Contractor and Subcontractor personnel requiring access to the Sea Launch Home Port facility for the purpose of performing services under this Agreement. The Home Port Facility also includes Pier 16, the Assembly and Command Ship and the Launch Platform. Astrotech’s Employees doing work at the U.S. Sea Launch Home Port facility must be either a United States citizen or a Permanent Resident alien (1-151 or 1-551). Astrotech’s employees will be required to provide proof of U.S. citizenship or Resident Alien status prior to commencing work under this Agreement. The U.S. citizenship requirement identified in this paragraph also applies to any subcontractor that is provided ITAR marked and controlled information for the purpose of performance under this Agreement.

5.5 Employee Background Investigation/Release of Information. All Astrotech Employees doing work at the Sea Launch Home Port facility shall be required to grant authorization for the release of any and all information as may be required by the Sea Launch Security Office for the purposes of performing a background investigation, successful completion of which is required for resident access to the Site. Standard background investigation includes a review of the following: local criminal records check, SSAN verification and check of federal debarment list.

5.6 Employee Drug Screening. The use, possession, distribution, or sale of drugs or alcohol or being under the influence of drugs or alcohol is strictly prohibited while on the Sea Launch Site, or while operating a vehicle or other machinery owned or leased by Sea Launch/USSL. Violation of this policy may result in removal from the Sea Launch Home Port facility and removal from the Sea Launch Program. Sea Launch reserves the right to require Astrotech’s employees doing work at the Sea Launch Home Port Site to submit to a drug screening at any time during their assignment at Home Port when an Astrotech employee shows signs of impairment on the Sea launch Site; after any accident or occurrence that results in an injury on the Site as defined by the Occupational Safety and Health Administration; after any vehicular accident when it appears that the Astrotech employee might reasonably have avoided the accident or minimized the consequences, but did not do so. Incident Commanders and Emergency Response personnel may be

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subject to random testing. Astrotech employees who refuse to submit to drug and alcohol testing when requested will be removed from the Site. Any Astrotech employee who is confirmed positive for alcohol or illegal drugs, narcotics or other unlawful substances will be removed from the Sea Launch Program and Home Port facility by Sea Launch Security without notice or liability. Sea Launch maintains the right to address each circumstance of drug abuse or alcohol abuse on a case by case basis.

5.7 Sea Launch Site Rules and Requirements. All Astrotech employees working at the Site shall comply with site-specific company rules, including security and safety rules, emergency plans and procedures which have been and will continue to be posed or otherwise communicated to Astrotech. In the event Astrotech believes a company rule of Sea Launch is in conflict with Astrotech’s obligations under the Contract, Astrotech shall immediately advise the Sea Launch Authorized Contract Representative of the perceived conflict.

ARTICLE 6 – SEA LAUNCH FURNISHED ACCOMMODATIONS & TRAINING

6.1 Office Accommodations. Sea Launch agrees to provide Astrotech office accommodations with adequate heat and light, and access to telephone lines, office equipment and other equipment, at no charge to Astrotech, in support of the Work to be performed under this Agreement. Accommodations will be provided within the available facilities at the Site.

6.2 Technical Shop Accommodations. Sea Launch agrees to provide Astrotech storage space for: (i) the secure storage of tools, maintenance supplies and materials, technical manuals and related reference material, and the Site facility drawings, and (ii) bench-level maintenance of Site equipment. Accommodations will be provided within the available facilities at the Site. Astrotech will also be provided access to the Sea Launch shop work area to support off-line maintenance activities.

6.3 Shared Office Equipment. Sea Launch will provide Astrotech access, on a shared-use basis, of the following administrative office equipment and services: (i) copy reproduction machine, (ii) PC color printer, (iii) PC scanner, (iv) PC E-size drawing plotter, (v) digital camera, and (vi) Sea Launch document disposal (document burn barrels).

6.4 Tools and Equipment. Sea Launch will provide Astrotech with access to common Site resource material and services such as support shops, tools and equipment managed by Sea Launch designated logistics personnel. Astrotech will provide its own standard hand tools for use in performing the Work. Sea Launch will provide all unique and specialized tools and equipment required to maintain the Site facilities and systems, per the provisions of Article 8, Sea Launch Furnished Equipment/Property.

6.5 Training. Sea Launch will provide access, on a space-available basis, to Sea Launch provided training courses at the Site for resident Astrotech personnel.

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ARTICLE 7 – PROCUREMENT OF SUPPLIES AND HARDWARE

7.1 Sea Launch/USSL will procure all hardware, equipment, supplies and outside services deemed by Sea Launch to be required in order for Astrotech to successfully provide the Work identified in Exhibit B, Phase II Services. Upon identification, coordination and mutual agreement of each such requirement, Astrotech shall prepare and submit to the designated Sea Launch Representative a Procurement Request for such procurements. All such procurements shall be funded, procured, and administered directly by USSL. Sea Launch reserves the right to reject or alter any request deemed unnecessary in the performance of this Agreement and will promptly notify Astrotech of such rejection or modification.

7.2 In order to curtail down time, rush or emergency orders, Astrotech shall develop and provide a schedule identifying all materials and outside services necessary in order for Astrotech to maintain the operational readiness of the Site facilities at all times including such things as calibration requirements, annual maintenance and certification requirements.

7.3 Astrotech’s Request for Procurements related to scheduled preventative maintenance and inspection activities shall be submitted to the Authorized Sea Launch Representative allowing ample lead time, nominally 30 days in advance, to avoid any delay in Work. Sea Launch shall keep Astrotech informed regarding outside services or materials, etc, procured to support the Astrotech Phase II services. Astrotech shall not be held responsible for delays related to the responsiveness of Sea Launch or vendors contracted by Sea launch pursuant to the terms of Article 25, Excusable Delays.

ARTICLE 8 – SEA LAUNCH FURNISHED EQUIPMENT/PROPERTY

8.1 General. Sea Launch may provide to Astrotech, for use in connection with this Agreement, property described as Sea Launch/USSL or Customer furnished property. Such property may include, but is not limited to, unique and specialized tools and equipment, safety equipment and office equipment.

8.1.1 Sea Launch/USSL property furnished to Astrotech shall be used only in the performance of this Agreement. The requirements of these terms shall apply to all Sea Launch/USSL or Customer property in Astrotech’s possession from receipt of such property by Astrotech, through expiration or termination of this Agreement or until Sea Launch releases Astrotech from accountability for such property in writing or final disposition per Article 8.9.

8.1.2 Astrotech may not modify any such property without the prior written approval of the designated Sea Launch Representative.

8.1.3 If Sea Launch/USSL furnished property is received by Astrotech in a condition not suitable for the intended use, Astrotech shall, upon receipt, notify the designated Sea Launch Authorized Contract

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Representative detailing the facts, and, as directed by the Sea Launch Authorized Contract Representative, either effect repairs or modifications or return or otherwise dispose of the property.

8.1.4 The designated Sea Launch Authorized Contract Representative may decrease the Sea Launch/USSL furnished property provided or to be provided under this contract or substitute other Sea Launch/USSL furnished property for the property to be provided by Sea Launch/USSL. Astrotech shall promptly take such action as the Sea Launch Authorized Contract Representative may direct regarding the removal, shipment, or disposal of the property covered by this notice.

8.2 Identification. All property furnished to Astrotech will generally have been identified prior to delivery by Sea Launch/USSL. Otherwise all required identification shall be furnished by Sea Launch to Astrotech.

8.3 Title and Sea Launch Records. Title to all property provided by Sea Launch/USSL to Astrotech in performance of this Agreement will vest with Sea Launch/USSL. Sea Launch shall maintain the Sea Launch/USSL official property records in connection with any Sea Launch/USSL property furnished to Astrotech for use in the performance of this Agreement.

8.4 Astrotech Accountability and Record Keeping. Astrotech shall be responsible and accountable for all Sea Launch/USSL property provided under this Agreement. Astrotech shall establish written procedures and implement a Property Control System which is fully compliant with all provisions herein. Sea Launch will evaluate Astrotech’s Property Control System, that shall maintain a written record of the Sea Launch furnished property in Astrotech’s possession. Astrotech’s Property Control System shall document a description of the furnished property, the date the property was provided to Astrotech by Sea Launch/USSL, the normal storage/working location of the furnished property and when applicable, the date the property was returned by Astrotech to Sea Launch/USSL. Astrotech shall submit a copy of their Property Control System procedure per Exhibit F. Contract Data Delivery Requirements of this Agreement.

8.5 Repair and Replacement. If damage occurs to Sea Launch/USSL property, the risk of which has been assumed by Sea Launch under the provisions of Article 22 of this Agreement, Sea Launch/USSL shall replace the property or Astrotech shall make such repairs as Sea Launch directs.

8.6 Sea Launch Access to Property. Sea Launch/USSL and its designees shall have access at all times to the premises in which any Sea Launch/USSL property is located for the purpose of inspecting the Sea Launch/USSL property.

8.7 Risk of Loss. Astrotech assumes the risk of and shall be responsible for any loss of Sea Launch/USSL property provided for under this Article 8 upon its delivery to Astrotech. However, Astrotech is not responsible for reasonable wear and tear to Sea Launch/USSL property or for Sea Launch/USSL property properly consumed in the performance of this Agreement. If Astrotech transfers Sea Launch /U. S.

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Sea Launch property to the possession and/or control of a subcontractor, the transfer shall not affect the liability of Astrotech for the loss of the property as set forth above. Upon loss, destruction or damage of Sea Launch/USSL property provided under this Agreement, Astrotech shall so notify the Sea Launch Authorized Contract Representative and shall take all reasonable action to protect Sea Launch/USSL property from further damage, separate the damaged and undamaged Sea Launch/USSL property, put all the affected Sea Launch/USSL property in the best possible order, and furnish to Sea Launch designated representative a statement of the lost, destroyed, or damaged Sea Launch/USSL property along with a statement of the time and origin of the loss, destruction, or damage.

8.8 Sea Launch Liability. Sea Launch shall not be liable to suit for breach of contract for: (i) any delay in delivery of Sea Launch/USSL furnished property; (ii) delivery of Sea launch/USSL furnished property in a condition not suitable for its intended use; (iii) a decrease in or substitution of Sea Launch/USSL furnished property; or (iv) failure to repair or replace Sea Launch/USSL property for which Sea launch/USSL is responsible.

8.9 Final Accounting and Disposition: Upon expiration or termination of this Agreement, or at such earlier dates as may be fixed by the Contract Representatives, Astrotech shall submit, in a form acceptable to the Sea Launch Contracts Representative, inventory schedules covering all items of Sea Launch/USSL property not consumed in the performance of this Agreement or otherwise delivered to Sea Launch/USSL. Astrotech shall follow the instructions of the Sea Launch Contract Representative regarding the disposition of all Sea Launch/USSL furnished property.

ARTICLE 9 – RESERVED

ARTICLE 10 – SITE CONFIGURATION AND PROCESS CONTROL

Astrotech shall submit to Sea Launch, for its review and approval, Astrotech Data for any Work which involves any modification to any equipment, hardware, or process to be provided by Astrotech or any subcontractor in accordance with Sea Launch’s Configuration Control procedures. Any Astrotech data required shall be submitted to the Authorized Sea Launch Representative allowing ample lead time to avoid any delay in performance of the Work. Sea Launch review of such Data shall not constitute acceptance or approval of the design details, computations, test method, materials developed or installation procedures selected by Astrotech or relieve Astrotech of its responsibility of the correctness of such data, nor shall it relieve Astrotech of its responsibility to fully comply with the terms of this Agreement. This provision shall apply to any of the Work performed by Astrotech, Astrotech’s suppliers, or Sea Launch subcontractors under Astrotech’s direct supervision.

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ARTICLE 11 – TRANSFER OF TITLE

Astrotech warrants and guarantees all supplies, materials and services performed by any subcontractor under Astrotech’s direct supervision and for which Astrotech signs for acceptance of such supplies, materials or services will be delivered with good title, free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except any that may be imposed by Sea Launch/USSL.

ARTICLE 12 – SUBCONTRACTS

Astrotech shall not enter into a subcontract for Services to be performed under this Agreement without the prior written consent of the Sea Launch Authorized Representative, provided that Sea Launch approval of any subcontract or any provisions thereof shall not in any way be construed as a ratification thereof or relieve Astrotech of any responsibility for performance of the effort under this Agreements. Astrotech Personnel labor contracts shall be exempt from the provisions of this Article.

ARTICLE 13 – SUBCONTRACTOR’S WORK AREA AT THE SITE

13.1 Assignment of Work Area. Assignment of all work areas on the Site will be subject to the coordination and direction of the Sea Launch Home Port Facility Manager.

13.2 Utility Shut-Off. If any Contractor or Subcontractor requires the temporary shut-off of any Utility at the Sites (which term, as used in this Agreement, shall include all pipelines, telephone supplies, electric transmission lines, heating and air conditioning systems and all other supply, disposal, distribution and communication systems, and similar facilities) (“Utility”), it shall, unless otherwise directed by Sea Launch, notify the Sea Launch Home Port Facility Manager for approval of the Utility interruption schedule, such that the interruption of such services will not interfere with other activities on the Site. Contractor or any Subcontractor shall then perform the Work requiring shut-off on such days and at such hours as the Sea Launch Home Port Facility Manager may direct. Under no circumstances will Astrotech or its subcontractors proceed with Work affecting any Utility without the prior approval, including scheduling approval, of the Sea Launch Home Port Facility Manager.

ARTICLE 14 – WORK DEPENDENT ON OTHERS

If proper execution of the Work performed by Astrotech under this agreement, depends, in part, upon actions by Sea Launch/USSL or work of another contractor/subcontractor of Sea Launch/USSL, Astrotech shall promptly report to the Sea Launch Authorized Representative any discrepancies or defects in such other work or any situation of which Astrotech becomes aware of that would adversely affect Astrotech’s Work.

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ARTICLE 15 – PERMITS AND LICENSES

Astrotech shall assist Sea Launch in identifying and in obtaining any permits or license that may be required to construct and operate the Site including on going/recurring payload processing operations. Other than the foregoing, Astrotech shall obtain any permit or license that Astrotech requires to perform the Work under this Agreement. Sea Launch will require it’s Customer to be responsible for obtaining any permit or license that may be required for the Customer to perform an activity unique to the Payload that is not included in the permits and licenses obtained by Astrotech and/or Sea Launch including, but not limited to, tests involving use of radioactive materials.

ARTICLE 16 – FIELD RADIOS

Should Astrotech require the use of field radios on the site, Astrotech shall coordinate with the Sea Launch Representative to allocate all frequency channels. All radios or walkie-talkies used by Astrotech and other contractor vendors on the Site will be capable of operating in the UHF or VHF frequency bands selected by Sea Launch.

ARTICLE 17 – ENVIRONMENTAL REQUIREMENTS

17.1 Compliance with Laws. Astrotech shall comply with, and shall ensure that all Astrotech’s direct Subcontractors and On-site Suppliers and other Sea Launch/USSL contractors working under Astrotech’s direct supervision comply with, all applicable federal, state and local laws, regulations, ordinances and standards related to environmental matters. Astrotech shall coordinate with other Sea Launch/US Sea Launch contractors and subcontractors working on the Site regarding environmental matters. Astrotech shall promptly comply with, and shall ensure that all Astrotech’s direct Subcontractors and On-site Suppliers and other Sea Launch/Sea Launch contractors under Astrotech’s direct supervision promptly comply with, any specific instructions or directions given to Astrotech by the Sea Launch Representative regarding environmental matters.

17.2 Solid Waste Handling and Disposal. Sea Launch shall provide and Astrotech shall use covered containers for collection of solid waste at the Site. Solid Waste Containers shall be located in areas approved by the Sea Launch Representative. Such containers shall have lids or otherwise be provided with covers, and the containers shall remain covered except when solid waste is being added or removed there from. Segregation, recycling and/or disposal of solid waste shall be as approved by the Sea Launch SHEA Representative. Astrotech shall not bury or burn solid waste materials at the Site. Astrotech shall place an emphasis on project planning to maximize reuse and recycling of solid waste to the greatest extent feasible with consideration for cost. Under no circumstances shall Hazardous Wastes be handled, stored, or disposed of using the procedures related to Solid Waste.

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17.3 Identification of Known Work Site Hazardous Materials. Not less than thirty (30) days prior to commencement of performance of the Contract, Sea Launch shall notify Astrotech of the existence of any known asbestos, petroleum, polychlorinated biphenyls (PCBs), or other Hazardous Substances not rendered harmless at the Site. Sea Launch shall at the same time furnish to Astrotech all documents and information, known to Sea Launch, that relate to the identity, location, quantity, nature or characteristics of any such Hazardous Substances at the Site.

17.4 Latent Work Site Hazardous Materials. If, in the course of performing the Work at the Site, Astrotech encounters materials reasonably believed to be asbestos, petroleum, PCBs, or other Hazardous Substances, which were not previously disclosed by Sea Launch and have not been rendered harmless, Astrotech shall immediately suspend the Work in the area affected and shall immediately report the condition to the Sea Launch Representative, to be followed up within one (1) business day by the submission of a written report. The Work in the affected area shall not thereafter be resumed except by written agreement of Sea Launch and Astrotech if in fact the substances are asbestos, petroleum, PCBs or other Hazardous Substances and have not been rendered harmless. The Work in the affected area shall be resumed, in the absence of the Hazardous Substances or when they have been rendered harmless, by written agreement of Sea Launch and Astrotech.

17.5 Astrotech Relieved of Responsibility. Except as provided under paragraph 17.7 below, this Contract is not intended to require Astrotech to handle, transport, relocate, dispose of, or perform any Work related to asbestos, petroleum, PCBs or other Hazardous Substances.

17.6 Hazardous Waste Handling and Disposal. All Hazardous Materials and Waste will be stored, handled and identified in accordance with Sea Launch’s documents. Hazardous Waste Management Plan (HPD- 30025) and Hazardous Materials Management Plan (HPD-30024) as well as all applicable Federal, State, and local regulations including the Uniform Building and Uniform Fire Codes. All personnel handling hazardous materials shall be trained in accordance with California Hazard Communication Standard and the Sea Launch Hazardous Communication Program (HPD-30023). Astrotech shall maintain training records of all Astrotech personnel relative to all Safety/Environmental matters. Astrotech to provide the Sea Launch Representative with copies of all related training certifications of Astrotech employees working at the Site.

17.6.1 Immediately upon generation of Hazardous Wastes, Astrotech shall advise the Sea Launch SHEA Representative. Astrotech is hereby directed to coordinate with the Sea Launch SHEA office regarding the proper packaging and management of Hazardous Wastes.

17.6.2 Astrotech is obligated to relocate any Hazardous Wastes, which Astrotech generates, as directed by the Sea Launch SHEA Representative, to a designated on-Site Hazardous Waste accumulation or storage area for eventual disposal by Sea Launch. Should Astrotech leave any Hazardous Waste

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improperly packaged, or abandoned, and, as a result, Sea Launch incurs additional costs, Astrotech shall be liable for all fines and/or expenses associated with (a) repackaging or other measures reasonably necessary to assure compliance with applicable federal, state and local laws; (b) any resulting violations of applicable federal, state or local laws; and (c) the remediation of any contamination caused by such improper packaging or such abandonment.

17.7 Industrial Waste Water Handling. Contractor shall develop a written plan to be approved by the Sea Launch Representative, for handling Industrial Waste Water to be produced during the Work.

17.8 Emergency Response and Reporting of Spills or Releases. Astrotech shall comply with all Sea Launch emergency response and reporting procedures as detailed in the Sea Launch Integrated Contingency Plan (HPD-30015). The Sea Launch Representative shall provide Astrotech with information regarding the Site’s plans and procedures for emergency response to spills or releases of hazardous chemicals, Hazardous Substances and Hazardous Wastes. Astrotech and Astrotech’s direct Subcontractors and On-site suppliers, and other Sea Launch contractors under Astrotech’s direct supervision, shall undertake response to such spills or releases only to the extent such response can be taken immediately to contain the spill or release and prevent spreading without posing a physical danger to the respondent. Whether or not Astrotech or a Subcontractor undertakes such response, Astrotech or the Subcontractor shall immediately notify the Sea Launch SHEA Representative as well as any other Sea Launch Emergency Response personnel identified in the Sea Launch Emergency Response Plan/Procedures provided. Unless the duty to report any such spills or releases to a governmental agency is imposed by law directly upon Astrotech or a Subcontractor, the Sea Launch SHEA Representative shall perform such reporting. Astrotech and its Subcontractors shall cooperate fully with the Sea Launch SHEA Representative in assuring timely and complete reporting. If Astrotech or a Subcontractor is itself required by law to report a spill or release, then Astrotech or any Subcontractor undertaking such reporting shall immediately inform the Sea Launch SHEA Representative in detail regarding such reporting.

17.9 Nuisance and Polluting Activity Prohibited. Polluting, dumping, or discharging of any harmful, nuisance, or regulated materials (such as concrete, truck washout, vehicle maintenance fluids, residue from saw cutting operations, solid waste and/or other Hazardous Substances) into the building drains, site drains, storm drains, streams, waterways, holding ponds or to the ground surface shall NOT BE PERMITTED and Astrotech shall be held responsible for any and all damages which may result. Further, Astrotech shall conduct its activities in such a fashion which avoids creating any legal nuisance, including but not limited to, the suppression of noise and dust, control of erosion, and implementation of other measures as necessary to minimize off-Site impacts of Work activities.

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ARTICLE 18 – SAFETY AT THE SITE

18.1 Astrotech’s Sole Responsibility for Safety. Astrotech shall at all times be solely responsible for all aspects of safety in connection with the Work performed by Astrotech’s personnel and their direct subcontractors/suppliers, including initiating, maintaining and supervising all safety precautions and programs. Such responsibility for safety includes, without limitation, the obligations set forth in the remainder of this Clause 1 (Safety). Astrotech shall take all necessary precautions and shall at all times perform all Work at the Site, in a manner to avoid the risk of bodily injury to persons, damage to the environment or risk of damage to any property. Astrotech shall continuously work to identify, report and correct safety deficiencies at the Site, to include inspecting all Work, materials, equipment, and services to aid in identifying the existence of any such conditions. Astrotech shall be solely responsible for the identification of any such conditions and immediately upon discovery, reporting them to the authorized Sea Launch Representative.

18.2 No Sea Launch Responsibility for Safety. Sea Launch shall have no responsibility for the safety performance by Astrotech of the Work, to include all safety precautions and programs of Astrotech, for those procedures and operations conducted solely by Astrotech and their direct subcontractors.

18.3 Compliance with Laws and Directions. Astrotech shall comply, and shall ensure that all Astrotech’s direct subcontractors /suppliers and other subcontractors/suppliers working under Astrotech’s direct supervision on Site comply, with all applicable federal, state and local laws, regulations, ordinances and standards related to safety. Astrotech shall cooperate and coordinate with other Sea Launch/US Sea Launch contractors and their subcontractors working on the Site regarding safety matters. Astrotech shall promptly comply, and ensure that all its direct Subcontractors / Suppliers and other subcontractors/ suppliers working under Astrotech’s direct supervision on the Site promptly comply, with requirements as set forth in the applicable Contract Documents.

18.4 Observations. Sea Launch personnel will inspect Astrotech’s Work at various times to ensure Astrotech’s performance is compliant with the applicable Contract Documents. Sea Launch will not, however, be required to make such inspections/ observations –whether they are periodic, continuous, exhaustive, or otherwise. Astrotech recognizes and agrees that any Sea Launch inspections of the work and/or observations made as a result of those inspections will not in any manner relieve Astrotech of its sole responsibility for all aspects of safety in connection with the Work, nor will such inspections or observations create or constitute responsibility for such safety by Sea Launch. Neither Sea Launch’s inspections, observations, visits, or omissions, nor any actions or inactions during or as a result of such inspections, visits or observations, give rise to a duty, responsibility, or liability of Sea Launch to Astrotech, their Subcontractors, Suppliers, agents or employees or other persons performing portions of the Work on Site.

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18.5 Safety Plains. Astrotech shall develop a Home Port specific Site Safety Plan (SSP) that shall document the safety procedures and safeguards to be used by Astrotech during performance of the Work at the Home Port Site. The SSP shall identify anticipated Site work hazards; appropriate methods of control in order to minimize the risk of injury to all Site personnel and property, and will include an Injury and Illness Prevention Program. Astrotech’s work instructions shall reference and highlight the applicable portions of the SSP that relate to the operations at the Site. Astrotech shall submit the SSP to Sea Launch for review, comment and approval. Review/approval of Astrotech’s SPP by Sea Launch shall not: (i) relieve Astrotech in any manner of its sole responsibility for safety, (ii) be construed as limiting in any manner Astrotech’s obligation to undertake any action which may be necessary or required to establish and maintain safe working conditions at the Site, nor (iii) create any liability for Sea Launch not already specified in the Contract. It shall be the responsibility of Astrotech to ensure that all of its employees, and the employees of its direct contractors / subcontractors at the Site, are knowledgeable on the requirements of the SPP and that these requirements are followed during performance of the Work.

18.6 Safety/Environmental Representative. Astrotech shall appoint a competent Safety/Environmental Representative with full authority to coordinate, implement, and enforce Astrotech’s Site Safety Plan. Astrotech’s Safety/Environmental Representative shall be authorized sufficient work time to properly perform such duties. The Astrotech Safety/ Environmental Representative shall be Astrotech’s interface to the Sea Launch Safety/ Environmental Representative.

18.7 Safety Meetings and Equipment. Astrotech shall hold regularly scheduled meetings to instruct its personnel, as well as personnel of Astrotech’s direct Subcontractors’ and on-Site Suppliers’, on relevant safety practices. Summary minutes shall be recorded at all group meetings and shall be included in Astrotech’s weekly status report, which shall be submitted to Sea Launch to demonstrate compliance with this Contract requirement. Astrotech, at their own expense, shall furnish all personnel-specific protective equipment (PPE), as required by Astrotech’s Company Site Safety Plan. Examples shall include safety shoes, safety goggles, gloves, etc. Sea Launch shall provide all safety equipment required to support processing operations at the Site to include fall protection, breathing support, and propellant handling equipment. Any request for safety-related equipment shall be approved by the Sea Launch SHEA Representative prior to purchase in accordance with Sea Launch Controlling Procurement and Use of Safety Equipment Document (HPD-30029). All equipment purchased by Sea launch/USSL shall remain the property of Sea Launch/ US Sea Launch and will be controlled in accordance with the provisions of the Contract. Astrotech is responsible for training the appropriate Astrotech personnel in the use of the equipment and enforcing the use of such equipment by its employees. Astrotech shall ensure that Subcontractors and on-site Suppliers working under Astrotech’s direct supervision furnishes appropriate safety equipment to their personnel for the Work in progress, trains appropriate personnel in the use of the equipment and enforces the use of such equipment by its employees. Similarly, when working with other Sea Launch subcontractors and suppliers in joint operations on the Site, Astrotech will work with the Sea Launch SHEA Representative to ensure safety equipment compliance as described above.

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18.8 Accident Reports. Accident and/or Incidents involving Astrotech’s personnel that occur at the Site resulting in time away from work, medical cases (not including first aid cases) or incidents that require an ambulance, security, hazardous material emergency response or fire department response must be reported to the designated Sea Launch Representative immediately and followed up in writing within one (1) business day of the accident or incident. Further, Astrotech shall maintain accurate accident and injury reports as required by applicable state and federal regulations, and shall furnish copies of such reports to the Sea Launch Representative.

18.9 Payment for Emergency Services. In the event any employee of Astrotech, or employees of Astrotech’s direct Subcontractor or on-site Supplier’s, who are engaged in any activity related to the Work to be performed at the Site requires the services of an ambulance, physician, hospital or other health provider, Astrotech shall pay or arrange for such Subcontractor or Supplier or employee to pay all charges for any such services directly to the provider of such services.

18.10 Emergency Notification. Astrotech shall follow all emergency notification procedures as described in the Home Port Integrated Contingency Plan (HPD-30015).

18.11 Specific Safety Issues. Astrotech shall emphasize the following safety-related topics during the performance of the Work at the Site. The scenarios described in this paragraph apply to Astrotech’s use of Sea Launch/USSL facilities and/or the potential effects of Astrotech’s performance of the Work on Sea Launch/USSL employees or other persons working at the Site. These requirements are not intended to be all-inclusive, but rather represent matters that, in Sea Launch’s experience, are directly applicable to Astrotech’s Work at the Site. By providing these requirements, Sea Launch/USSL assumes no responsibility whatsoever for any aspect of the safety of the Work performed solely by Astrotech or Astrotech’s direct Subcontractors and On-Site Suppliers. Responsibility shall remain solely with Astrotech.

18.11.1 Suspended Loads Over Personnel and Property.

18.11.1.1 Astrotech shall coordinate with the Sea Launch Representative regarding any operation that involves the lifting of loads over the heads of personnel or above critical equipment at the Site. Such operations shall also be coordinated with Sea Launch operations to relocate personnel and equipment to minimize the risk of personnel injury and equipment damage.

18.11.1.2 Astrotech shall provide and use, while working overhead, an effective method to prevent falling objects from injuring personnel and damaging equipment below, consistent with OSHA/California OSHA regulations.

18.11.2 Operation of Sea Launch Equipment. Astrotech personnel shall not operate Sea Launch owned or controlled equipment unless specifically coordinated, scheduled and instructed in operation by

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Sea Launch. Astrotech to ensure that all Astrotech personnel are trained and Certified (where applicable) prior to operating any Sea Launch owned or controlled equipment. Astrotech shall maintain training records of all Astrotech personnel relative to all applicable equipment training/certification for the Work at the Site. Astrotech to provide the Sea Launch Representative with copies of all related training certifications of Astrotech employees working at the Site. Astrotech shall operate such equipment at its own risk and liability within the Terms and Conditions of this contract.

18.11.2.1 Astrotech shall coordinate and/or schedule any work that requires access on Sea Launch cranes, adjacent to Sea Launch cranes, or work around Sea Launch cranes.

18.11.3 Excavations, Trenches, and Floor Holes.

18.11.3.1 Prior to opening an excavation or trench, Astrotech will identify and locate the exact location of any underground utility and notify the appropriate Sea Launch Representative.

18.11.3.2 Astrotech shall adhere to applicable OSHA/California OSHA regulations with regards to the protection of excavations, trenches, open floor holes, etc. This shall include the barricading of all excavations, open-sided floors, and floor holes and openings. Barricades shall be provided at all times, regardless of shift or day of week. Barricades shall be of sufficient strength and construction to withstand all anticipated loads.

18.11.4 Vehicles and Other Motorized Equipment.

18.11.4.1 Astrotech shall be responsible for proper operation of its vehicles and shall abide by all Sea Launch in-plant speed limits and traffic regulations. Astrotech’s responsibility shall include vehicles owned and operated by Astrotech employees of as well as Astrotech’s direct Subcontractors and On-site Suppliers. Astrotech shall also assist in enforcing these rules and regulations with other Sea Launch contractors working under Astrotech’s direct supervision.

18.11.4.2 While operating internal combustion powered vehicles or similar equipment within a building or structure; Astrotech must be sensitive to diesel fuel exhaust odors that may require additional means of ventilation. Astrotech shall also monitor levels of carbon monoxide gas created by such equipment in an effort to minimize exposure levels and to ensure that readings do not exceed permitted levels. Control measures may include portable exhaust piping, blowers, fans, filters, scrubbers, and ventilation hoses. When possible, operations using such equipment should be scheduled when the structure is not occupied. In addition, the building should be properly ventilated before occupancy takes place.

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18.11.5 Chemical Hazard Communication.

18.11.5.1 Astrotech shall provide an inventory list of chemicals and a copy of the Material Safety Data Sheets (MSDS) to the Sea Launch Representative for all hazardous chemicals to be used on the Site. Prior authorization is required by the Sea Launch SHEA Representative before any hazardous chemicals or other hazardous materials are brought to the Home Port Site. Inventory list of hazardous materials/chemicals shall be updated on a monthly basis and submitted to the authorized Sea Launch SHEA Representative. The file of MSDSs shall be kept by Astrotech in an accessible location at the Site separated from the hazardous chemicals themselves.

18.11.5.2 Astrotech personnel shall be cognizant as to the location where the Sea Launch MSDS Notebooks are stored. Astrotech personnel shall be responsible for reviewing the MSDSs applicable to the areas in which they will be working, prior to the start of the Work.

18.11.5.3 All hazardous chemicals arriving at or departing from the Site shall be processed through, or coordinated with, Sea Launch’s/US Sea Launch’s checkpoint (Sea Launch Logistics) mechanism for tracking and control of hazardous chemicals. When Astrotech anticipates that hazardous chemicals will be delivered during off-hours, Astrotech shall notify the Sea Launch Representative and make arrangement for off-hours delivery, with Astrotech personnel present at the Site at the time of delivery to receive the materials.

18.11.5.4 Astrotech shall not stockpile hazardous chemicals on the Site. Quantities of hazardous chemicals shall be limited to the amounts needed to accomplish the immediate job.

18.11.6 Confined Spaces.

18.11.6.1 Astrotech shall have a written confined space entry program, to include a permit system for controlling personnel entry to confined spaces and provisions for monitoring rescue and observation personnel.

18.11.6.2 For jointly occupied spaces, Astrotech shall coordinate its confined space plan with Sea Launch’s plan.

18.11.7 Special Hazards. Astrotech shall instruct each of its employees to be alert for asbestos (present in insulation, pipe lagging, and exterior building sheathing), lead paint, and other potential hazardous materials. If suspected asbestos or other hazardous materials are encountered at any time at the Site, Astrotech shall immediately suspend operations at that location and contact the Sea Launch Representative for guidance.

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18.11.8 Lockout/Tagout. Astrotech shall have a written lockout/tagout plan.

ARTICLE 19 – SITE SECURITY AND FIRE PREVENTION

19.1 Security. Sea Launch Home Port Security shall be responsible for overall security of the Home Port, the Assembly and Command Vessel, and the Launch Platform. Astrotech shall ensure that its employees perform the Work and all related operations so as to avoid the risk of loss, theft or damage to any property, including but not limited to portions of the Work already performed, by vandalism or sabotage. Astrotech’s employees shall promptly take all action needed to alleviate any such risk. Astrotech shall comply with all Sea Launch Home Port Security Procedures, Directives or Requirements. Astrotech shall prepare, and maintain accurate reports of any loss, theft or vandalism related to Astrotech’s Work. Astrotech shall furnish such reports to Sea Launch Home Port Security in a timely manner.

19.2 Protection of Property. Astrotech shall use suitable precautions in protecting Sea Launch/USSL property from damage. If Sea Launch/USSL property is damaged, then Astrotech will advise Sea Launch/USSL and protect Sea Launch/USSL property from further damage and assist in assessing damage at the Site caused by another Sea Launch/USSL Affiliate, Associate Contractor, Subcontractor, or Customer.

19.3 Fire Prevention. Astrotech shall comply with all Sea Launch Home Port Safety plans, policies and Procedures for fire prevention and fire protection of Sea Launch property and personnel at any site. Astrotech shall provide Sea Launch Home Port Safety with all updated Material Safety Data Sheet (MSDS) defining the proper handling of any special chemicals or other fire hazardous materials provided by Astrotech under this Agreement.

ARTICLE 20 – INSURANCE

20.1 Property Insurance. Throughout the period when the Work is being performed. Sea Launch shall maintain “all risk” physical damage insurance covering property of Sea Launch, USSL, its affiliates, Associate Contractors, and its Subcontractors (Astrotech), while such Work in process is located at any Sea Launch Site. Unless such property was to be included in Work provided to Sea Launch, this insurance will not cover the property of Astrotech, its subcontractors or their employees. Sea Launch shall require its insurance company to waive all rights of subrogation against Astrotech and Subcontractors for damage to Sea Launch property protected by the insurance policy obtained by Sea Launch. Any policy which provides the insurance under this paragraph will; (i) name Astrotech, its Subcontractors and their respective employees, as additional insureds; (ii) be endorsed to be primary to and noncontributory with any insurance maintained by Astrotech; (iii) contain a waiver of any rights of subrogation against Astrotech and its Subcontractors. The policies providing such insurance will be provided upon request.

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20.2 Sea Launch Risk of Loss. Except as provided under Article 20.3, Sea Launch shall bear the risk of loss of, damage to or destruction of Sea Launch/USSL property or any Work in process at any Site with the exception of the loss of Sea Launch/USSL property under the control of Astrotech per the terms of Article 8.7 of this Agreement. If Astrotech or any of its employees damage Sea Launch/USSL property or equipment (including rocket components) in performing Work, Sea Launch will bear all costs resulting from such damage. Sea Launch waives all claims against Astrotech or its employees for damage to Sea Launch/USSL property.

20.3 Astrotech’s Liability. Astrotech shall be liable to Sea Launch/USSL for damage to Sea Launch/USSL property or to Work in process caused by the willful act of an employee of Astrotech, such as sabotage, or failure to take the steps set forth in Article 20.4, Astrotech’s Insurance Requirements. All Associate Contractors, Contractors on the Sea Launch Program and their Subcontractors shall agree to the cross- waiver of liability set forth in Article 22.2, and each Party shall bear the risk of loss of any of its own property damaged at the Site or injury to their personnel caused by another Associate Contractor, Contractor or its Subcontractor.

20.4 Astrotech’s Insurance Requirements. Throughout the entire period of performance under this Agreement. Astrotech shall carry and maintain the following insurance:

20.4.1 Comprehensive General Liability insurance with available limits of not less than One Million dollars ($1,000,000) per occurrence for bodily injury, including death, and property damage combined. Astrotech shall ensure that all Astrotech Subcontractors carry and maintain Commercial General Liability insurance with available limits of not less than One Million dollars ($1,000,000) per occurrence for bodily injury, including death, and One Million Dollars ($1,000,000) property damage or One Million Dollars ($1,000,000) combined Single Limit Bodily Injury and Property Damage. Such per occurrence limits of insurance may be satisfied through a combination of “primary” and “umbrella” or “excess” policies. Such insurance shall be in an occurrence form, with insurers reasonably acceptable to USSL/Sea Launch and contain coverage for all premises and operations, broad form property damage, contractual liability and products and completed operations coverage with limits of not less than One Million Dollars ($1,000,000) per occurrence. Any policy which provides the insurance required under this paragraph shall (I) be endorsed to name Sea Launch/USSL, its Affiliates and their respective directors, officers, agents, and employees as additional insured (herein after “Additional Insured”) with respect to liability arising out of work performed by Contractor, or Subcontractor, as applicable; (ii) be endorsed to be primary to and noncontributory with any insurance maintained by the Sea Launch Company, (iii) provide a waiver of any rights of subrogation against the Additional Insured; and (iv) contain a severability of interest provision in favor of the Additional Insured.

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20.4.2 Comprehensive Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed, or otherwise, with limits of liability of not less than One Million Dollars ($1,000,000) for bodily injury, death, per person or per accident and One Million Dollars ($1,000,000) property damage per accident or One Million Dollars ($1,000,000) combined single limit bodily injury and property damage. Any policy which provides such insurance shall contain a waiver of rights of subrogation against USSL and the Sea Launch Company, its affiliates and their directors, officers, agents and employees.

20.4.3 Worker’s Compensation in accordance with the applicable laws of the State of California with respect to all of Astrotech’s employees working on or about the Site, regardless of whether such coverage or insurance is mandatory or elective under the law. To the extent permitted by law, any policy which provides the insurance required by this Paragraph shall contain a waiver of rights of subrogation against USSL and the Sea Launch Company, its Affiliates, and their respective directors, officers, agents and employees. In jurisdictions requiring mandatory participation in a monopolistic state workers’ compensation fund, or if Astrotech or subcontractors self insure, the insurance certificate requirements for the coverage required under this paragraph will be satisfied by a letter from the appropriate state agency confirming participation in accordance with statutory requirements.

20.4.4 Prior to commencement of work Astrotech shall provide for Sea Launch’s approval, Certificates of Insurance reflecting full compliance with the requirements set forth herein. Such certificates shall be kept current and in compliance through the period of performance of this Agreement and shall provide for thirty (30) days advance written notice to Sea Launch in the event of cancellation or material change adversely affecting compliance with the foregoing requirements. Failure of Astrotech or any subcontractor thereof to furnish Certificates of Insurance, or to procure and maintain the insurance required herein, or failure of Sea Launch to request such certificates, endorsements, or other proof of coverage, shall not constitute a waiver of the obligations hereunder.

ARTICLE 21: WARRANTY

21.1 Warranty of Services. Astrotech shall perform the Work called for by this Agreement in accordance with the requirements specified in: (i) the Agreement Documents and operational documentation; and (ii) industry practice, provided such practice does not conflict with the Agreement Documents. Astrotech warrants that the Services rendered will be free of defects and will conform to the highest standards of competent professional knowledge, judgment and workmanship. Acceptance of any Services by Sea Launch/USSL shall not be deemed to alter or affect the obligations of Astrotech or the rights of Sea Launch under the Warranty provisions herein.

21.2 Exercise of Warranty Rights. Sea Launch shall provide Astrotech notice of any defect covered by this warranty. Promptly after receipt of such notice, Astrotech shall redesign, and repair, replace or repeat any portion of the Work affected by a defect covered by the warranty set forth in Article 21. Astrotech shall

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perform all necessary tests required to verify that any such redesign, and repair, replacement or repetition, complies with the requirements of the Agreement Documents. All Astrotech cost and expenses related to such redesign, repair, replacement or repetition and testing, including the removal, replacement and reinstallation of supplies and materials necessary to gain access to the defective Work or repetition of services by Astrotech shall be borne solely by Astrotech, at no additional cost or charge to Sea Launch. Astrotech warrants such redesigned and repaired, replaced or repeated Work against defective design, materials and workmanship per Article 21.1.

21.3 Remedy for Breach of Warranty. If Astrotech fails to respond to any written notice of defect or fails to proceed with reasonable promptness to accomplish any redesign, repair, replacement, repetition or testing required under this Article 21, it shall be considered a Breach of Warranty by Astrotech. Under such conditions, Sea Launch may accomplish such redesign, repair, replacement, repetition or testing and charge to Astrotech any cost occasioned Sea Launch thereby, or may reduce any amount otherwise payable under this Agreement (or require repayment of any amount theretofore paid) in such amount as may be equitable under the circumstances. If Sea Launch determines that it is impracticable to redesign, repair, replace or repeat any defective portion of the Work found within the period of time of this Agreement, Sea Launch may reduce the amount payable under this Agreement (or require repayment of any amount theretofore paid) in such amount as may be equitable under the circumstances. In any case, the amount payable to Sea launch shall not exceed the total amount incurred by Sea Launch for the work deemed defective. In the event that any technical opinion, including design changes and/or recommendation including design changes, modifications, repairs, process, procedure changes and/or equipment recommendations, furnished by Astrotech to Sea Launch/USSL provided under this contract fails to comply with this warranty obligation including fitness for a particular purpose, and Sea Launch/USSL is required to expend additional funds to correct deficiencies resulting from its acceptance of the Astrotech technical opinion and/or recommendation, Remedy for Breach of Warranty shall apply based on the level of participation of Astrotech.

21.4 Exclusivity of Warranties and Remedies. THE WARRANTIES SET FORTH IN THIS ARTICLE 21 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES WHETHER STATUTORY, EXPRESS, OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE). The remedies set forth in this Article 21 are the exclusive remedies of Sea Launch/USSL for any failure by Astrotech to comply with its warranty obligations. Correction of nonconformance or refund of compensation paid in the manner provided herein, shall constitute complete fulfillment of all the liabilities of Astrotech for defective or nonconforming Services, whether the claims by Sea Launch/USSL are based in contract, in tort (including negligence and strict liability), or otherwise.

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ARTICLE 22 – INDEMNIFICATION AND HOLD HARMLESS

22.1 Definitions. The following definitions shall apply only to terms as used in this Article 22:

22.1.1 Liability. “Liability” shall include payments made pursuant to any judgment by a court of competent jurisdiction or award of an arbitration tribunal and administrative and litigation costs, and settlement payments made after consultation between the parties.

22.1.2 Damage. “Damage” shall mean bodily injury to or death of any person, damage to or loss of any property, and loss of revenue or profits or other direct, indirect or consequential damages arising therefrom.

22.1.3 Payload Processing Activity. “Payload Processing Activity” shall mean all activity conducted at the Home Port Facility Site associated with the preparation of a Payload for launch aboard the Sea Launch launch vehicle, preparation of the launch vehicle fairing, adapter and other launch vehicle hardware, encapsulation activity, and the handling and transportation of all or a portion of a Payload and/or its associated equipment outside the confines of the Home Port Facility by Astrotech or its contractors or subcontractors.

22.1.4 Claims. The term “Claims” means all claims, liabilities, damages, losses and judgments, including costs and expenses and attorneys’ fees incident thereto, which may be suffered by, accrue against, be charged to or be recoverable from Astrotech, Sea Launch/U.S. Launch or its Affiliates by reason of injury to or death of personnel or damage to or loss of property by any Third Party. The term “Claim” also includes any action to establish entitlement to receive indemnification.

22.1.5 Contractors. The term “Contractors” means Astrotech and its officers, directors, personnel, employees, agents or representative.

22.1.6 Customer. The term “Customer” means the person who procures launch services from the licensee, any person to whom the customer has sold, leased, assigned, or otherwise transferred its rights in the payload (or any part thereof) to be launched by the licensee, including a conditional sale, lease, assignment, or transfer of rights, any person who has placed property on board the payload for launch or payload services, and any person to whom the customer has transferred its rights to the launch services.

22.1.7 Related Third Party. As used in this Article, the term “Related Third Party” means: (a) as to Sea Launch/USSL, (i) customers of Sea Launch/USSL; (ii) contractors, associate contractors and subcontractors at any tier of Sea Launch/USSL; (iii) any Affiliate of Sea Launch/USSL; and (iv) employees of Sea Launch/USSL and its customers; and (b) as to Astrotech, (i) contractors and subcontractors at any

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tier of Astrotech; (ii) any Affiliate of Astrotech; (iii) the Parent Company and (iv) employees of Astrotech or its Subcontractors.

22.2 Damage to Persons or Property Involved in Payload Processing Activity.

22.2.1 Investigation. If a Launch Failure or an Incident occurs, Sea Launch Company, LLC, will appoint an investigation committee to determine the cause of the Launch Failure or Incident. All Parties, including Astrotech, will cooperate in the investigation and will use their best efforts to provide access to their employees and to provide all data and analyses, reasonably requested by the investigation committee, to determine the cause of the Launch Failure or Incident. Unless otherwise agreed, all Parties will bear their own costs incurred in complying with the requests of the investigation committee for information that the investigation committee deems necessary to determine the cause of the Launch Failure or Incident, except that with prior authorization, Sea Launch will pay the reasonable travel and per diem expenses of Astrotech’s employees who provide such information and/or who participate in the investigation committee. This investigation will be concluded when the investigation committee report and recommendations are formally accepted via resolution at a Members’ meeting of Sea Launch Company, LLC.

22.2.2 Reciprocal Waivers. Except as specifically provided otherwise under this Agreement, including, without limitation, in Article 20, Insurance, Sea Launch/USSL and Astrotech agree to a reciprocal waiver of liability pursuant to which each party agrees not to bring a claim in arbitration or otherwise or to sue the other party or Related Third Parties of the other party or the Customer, for any damage it sustains and any property loss or damage or bodily injury, including death, sustained by any of its employees, directors, officer and agents, arising in any manner in connection with the performance of the Work under this Agreement. Such waiver of liability shall also extend to any indirect, special, incidental or consequential damages or loss of revenue or business injury or loss resulting from any delay in the launch schedule, damages to the spacecraft before or after Launch, or failure to operate properly.

22.2.3 Extent of Waivers. Except as specifically provided otherwise under this Agreement, the Parties waive all claims against each other regardless of whether the loss, damage or injury arises from the acts or omissions, negligence or otherwise of either Party or its Related Third Parties. This waiver shall extend to all theories of recovery including claims in contract for property loss or damage, tort (intentional negligence, including active or passive or gross negligence), strict liability or product liability.

22.2.4 Extension to Related Third Parties. Sea Launch/USSL and Astrotech shall each extend the waiver and release of claims of liability as provided in the two preceding subparagraphs to their Related Third Parties, except employees, by requiring them to waive and release all claims of liability they may have against the other Party and the Related Third Parties of the other Party. If either party fails to fulfill its obligation under this Section 22.2.4, that party will indemnify the other party and its Related Third Parties for any Liability they may sustain as a result of such failure. Failure of any party or Related Third Party to

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obtain the waiver agreement required above shall not affect such party’s or Related Third Party’s right to the protections otherwise provided by this Article 22.

22.2.5 Extension to Successors and Assigns. The inter-party waiver and release by each party and its Related Third Parties of claims of Liability against the other party and the Related Third Parties of the other party extend to the successors and assigns, whether by subrogation or otherwise, of the party and its Related Third Parties. Each party shall obtain a waiver of subrogation and release of any right of recovery against the other party and the Related Third Parties of the other party from any insurer providing coverage for the risks of loss for which the party hereby waives claims of Liability against the other party and the Related Third Parties of the other party.

22.3 Inter–Party Indemnification Against Third Party Claims.

22.3.1 Indemnification. The parties will defend, indemnify and hold each other and their Relate Third Parties harmless from and against all Claims arising out of or in any way connected with the performance by either party and their Related Third Parties of the work or services provided under this Agreement at any Sea Launch Site or arising out of or in any way connected with the performance of this Agreement at any Sea Launch Site. This indemnification obligation does not extend to activity of either party or their Related Third Parties performed away from a Sea Launch Site. Such indemnification shall be effective upon signing of this Agreement, shall permanently remain in effect for all such Claims, and shall apply regardless of any fault or negligence (actual or imputed, active or passive, simple or gross negligence) on the part of either party or its Related Third Parties, regardless of possession and control considerations and regardless of any actual or alleged failure or default by either party or its Related Third Parties in performing its obligations under this agreement.

ARTICLE 23 – CONTRACT CHANGES

23.1 Changes. Changes to the Services defined herein to be provided by Astrotech to Sea Launch and BCSC under this Agreement may be agreed to by the parties and shall be evidenced by an amendment to this Agreement. Such amendment shall specify the change to the Services to be provided by Astrotech, the charge or credit to Sea Launch or BCSC for said change or additional Service, the payment schedule, the schedule for performance, and any other relevant terms.

23.2 Cost Estimates. Prior to commencing any work related to a Change Order, unless otherwise directed in writing by the Sea Launch Authorized Representatives, Astrotech shall submit to the Sea Launch Authorized Contract Representative, a written change proposal and cost breakdown. The cost breakdown shall be in sufficient detail to permit an evaluation of the projected number of hours, a projection of Astrotech’s costs and a projection of other expenses, and shall cover all affected Work and resulting

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impacts. Such proposals shall indicate the increase or decrease in the time for and/or cost to Astrotech of performing the Work.

23.3 Issuance of Change Orders. As may be appropriate under the circumstances, a Change Order may be issued directing changes in the Work before an agreement has been reached regarding an equitable adjustment with respect to the change. Notwithstanding any dispute or delay in reaching an agreement regarding an equitable adjustment with respect to a Change, if directed by the Sea Launch Authorized Representative, Astrotech shall immediately proceed to perform the Work in accordance with such written Change Order. Astrotech shall commence the Work contemplated by a Change Order so that all the dates set forth in the Work schedule, as the same may be adjusted, will be met. Failure to commence Work pursuant to a Change Order in a timely fashion shall constitute a default to which the provisions of Article 26, Default shall apply.

23.4 Request for Cost Proposal. Prior to issuing a Change and before mutual agreement has been reached, the Sea Launch Authorized Representative may request a written not-to-exceed (NTE) cost proposal from Astrotech for the increase or the decrease in the prices contained in Exhibit C for the Change. This cost proposal will include the statement of work upon which the NTE cost estimate is based. Unless otherwise agreed to by the Parties, Astrotech’s NTE cost estimate shall be provided within fifteen (15) Working Days from receipt of request of same from the Sea Launch Authorized Representative.

23.5 Definitization of Change. Astrotech shall use its best reasonable efforts to provide Sea Launch with a firm cost and/or price proposal within ten (10) Working Days from submittal of the NTE cost estimate provided in accordance with Article 23.4. Thereafter, Sea Launch and Astrotech shall use their best reasonable efforts to reach final agreement on the Change Order price within thirty (30) working days.

ARTICLE 24 – RESERVED

ARTICLE 25 – EXCUSABLE DELAYS

25.1 Notice. Astrotech shall notify the Sea Launch Authorized Representative in writing within seven (7) Working Days of discovery of any events, facts and circumstances which may result in a delay in performance or failure to perform any of the Work to be performed under this Agreement for any cause.

25.2 Excusable Delays. Astrotech shall not be deemed in default hereunder by reason of any delay in performance or failure to perform the Work pursuant to this Agreement (including any failure by Astrotech) to make progress in the performance of the Work if such delay or failure arises out of causes which are beyond the control and without the fault or negligence of Astrotech (“Excusable Delays”). Such causes may include, but are not restricted to: acts of God or of the public enemy; acts of any government (expressly to include export decisions); acts of Sea Launch; Associate Contractors, and Partners; fires; floods; major

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earthquakes; epidemics; quarantine restrictions; riots; insurrections; civil commotion’s; strikes, freight embargoes; and unusually severe weather.

ARTICLE 26 – DEFAULT

26.1 Definition of Default. The following will constitute a default by Astrotech under the Contract:

26.1.1 Astrotech becomes insolvent or is adjudicated bankrupt; or has an involuntary petition in bankruptcy filed against it; or makes an assignment for benefit of creditors, files a petition for an arrangement, composition or compromise with its creditors under any applicable laws; or has a trustee or other officer appointed to take charge of its assets;

26.1.2 Astrotech fails to perform the Work in accordance with the terms of this Agreement;

26.1.3 Astrotech abandons all or any portion of the Work;

26.1.4 Astrotech fails to make prompt payment to Astrotech Subcontractors; or

26.1.5 Astrotech disregards laws, ordinances, statutes, rules, permits, licenses, visas, regulations, or orders of any public authority having jurisdiction, in a manner that results in liability to Sea Launch/USSL, its Affiliates, Associate Contractors or Customer or prevents fulfillment of this contract.

26.2 Notice of Default. If Sea Launch determines that a default under Subparagraphs 26.1.1 through 26.1.5 above has occurred and is continuing, Sea Launch will give Astrotech notice in writing thereof. Astrotech shall have the right to cure any such default within ten (10) Working Days of receipt of such notice, or, if such default cannot be cured within such ten (10) Working Days, to commence the cure within such ten (10) Working Days and thereafter diligently proceed to complete such cure.

26.3 Sea Launch’s Rights. In the event of any Default under this Agreement, and, if applicable, Astrotech’s failure to cure such Default per the provisions of subparagraph 26.1.6, Sea Launch will have the right to terminate this Agreement as to all or any portion of the uncompleted Work.

26.4 Termination for Default. In the event of any termination pursuant to this Article 26: (i) Astrotech shall not receive any payment related to the terminated Work; (ii) Sea Launch shall not be required to pay Astrotech any termination charge associated with the terminated Work; and (iii) Astrotech shall return to Sea Launch all monies previously paid by Sea Launch to Astrotech for the terminated Work. Sea Launch shall have the right to complete the terminated Work by whatever method Sea Launch may deem expedient, including without limitation, by employing another contractor under such form of contract as Sea

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Launch may deem advisable, or by having Sea Launch provide the labor and materials and performing such Work.

ARTICLE 27 – DISPUTES AND ARBITRATION

27.1 Continuation of Performance. The decision to submit a dispute under this Section shall not excuse Astrotech from the timely performance of its obligations hereunder and Astrotech will perform the Work as set forth in this Agreement. If Sea Launch requires Astrotech to perform work that Astrotech does not believe is within the existing scope of this Agreement, as set forth in Exhibits A and B (Statement of Work), (hereafter referred to as “Disputed Work”), then Astrotech will perform the Disputed Work and will start the dispute resolution procedure in accordance with this Article 27, to determine whether Astrotech should be paid additional money for this work. Disputed Work includes any performance of Work on which Sea Launch and Astrotech disagree, whether or not such Work satisfies the warranty requirement of Article 21, Warranty.

27.2 Management Consultation. Any dispute which cannot be resolved in a timely manner by the mutual agreement of the Authorized Contract Representatives of Astrotech and Sea Launch will first be submitted in writing, by either the Astrotech or Sea Launch Authorized Contract Representative, to the President or equivalent Senior Official of Sea Launch and the President of Astrotech for resolution, who shall enter into good faith negotiations to resolve the dispute and issue a joint written decision within thirty (30) days. In the event any controversy or claim submitted for joint resolution hereunder is not jointly resolved within thirty (30) days from the date after such submittal, either party shall have the right to seek relief by arbitration.

27.3 Arbitration Process. Any dispute arising out of or relating to this Agreement or any breach of this Agreement, that the Parties have been unable to resolve by management consultation as provided in Article 27.2, will be resolved exclusively by arbitration. The arbitration will be in accordance with the rules prepared by the American Arbitration Association except as specifically modified in this Agreement.

27.3.1 Agreement to Arbitrate. The award of the arbitrator shall be final and binding upon the Parties.

27.3.2 Governing Rules. The arbitration shall be in accordance with the rules of commercial arbitration of the American Arbitration Association, except that in the event of any conflict between those rules and the arbitration provisions of this contract, the provisions of this Agreement shall govern. The arbitrator shall determine the matters in dispute in accordance with the substantive law, excluding choice of law rules, of the State of California.

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27.3.3 Appointment of Arbitrator. The number of the arbitrators shall be one. Upon application of one of the Parties to this Agreement, the American Arbitration Association in California shall appoint the arbitrator. The arbitration, including the making of the award, shall take place in California.

27.3.4 Commencement of Arbitration. Either Party may commence arbitration by applying to the American Arbitration Association office for appointment of an arbitrator. The application for appointment will identify the other Party to this Agreement by name and address. A copy of the application for appointment of an arbitrator will be sent to the other Party.

27.3.5 Issues in Dispute. The application for appointment will specify the issues that are in dispute, the position of the initiating Party as to those issues, the identity of the Parties with whom the initiating Party is in dispute, and will state the remedy that the initiating Party seeks.

27.3.6 Award. The arbitrator is authorized to award damages to the prevailing Party and to order specific performance of any contractual obligation that he finds a Party is failing to perform. The arbitrator will make the award within thirty (30) Working Days from the date established for final submittal of oral or written statements and documents to the arbitrators. An award will be in writing, will state the precise reasons for the award and will specify the remedy or relief granted, if any.

27.3.7 Enforcement. An award by the arbitrator will be final and conclusive as to the issue or issues that were the subject of the arbitration. The Parties to this Agreement exclude any right of application or appeal to any court and, in particular, in connection with any questions of jurisdiction or question of law arising in the arbitration or out of the award. The award will be enforceable in any court having jurisdiction over the Party against whom enforcement is sought. The award of the arbitrator shall be final and binding upon the Parties.

27.3.8 Interim or Provisional Remedies. Any Party commencing arbitration under this Agreement may seek from any court of competent jurisdiction in California a temporary remedy (such as an injunction or order to refrain from taking certain action) that is needed to preserve assets or the rights of that Party while the arbitration is being conducted. Once an arbitrator is appointed, the arbitrator may impose a temporary remedy, in addition to or to supplement any temporary remedy imposed by the court.

27.3.9 Attorneys’ Fees and Expenses. If either Party shall initiate an arbitration or brings suit to seek a temporary remedy as provided in Subparagraph 27.3.8, or to enforce the award of the arbitration, the substantially prevailing Party shall be entitled to a reasonable sum as attorneys’ fees (including attorneys’ fees on appeal), court costs and all costs and expenses in connection with such action (including reasonable costs and expense incurred on appeal), which sum shall be included in any such resulting judgment or decree.

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ARTICLE 28 – INTELLECTUAL PROPERTY INFRINGEMENT

28.1 Definitions. The following definitions shall apply only to terms as used in this Article 28:

28.1.1 Intellectual Property. “Intellectual Property” shall mean know-how, as well as all technology based data and information (including without limitation, computer software, computer data-bases, computer software documentation, drawings, specifications, reports, designs, know-how, show-how, processes, procedures and the like) including any and all inventions, discoveries, or improvements along with all applications for and letters Patent covering the same, as well as any reissues, divisions, and extensions of said applications or Letters Patent.

28.1.2 Relevant Intellectual Property. “Relevant Intellectual Property” shall mean any and all pre existing Astrotech Intellectual Property or Astrotech Intellectual property created in the performance of the Work which is necessary for Sea Launch/USSL or a Subcontractor or a sublicensee to have in order to perform its Sea Launch/USSL obligations.

28.2 Rights in Intellectual Property.

28.2.1 Right. Title and Interest. Except as expressly stated herein, Astrotech shall transfer to Sea Launch/USSL all right, title and interest in any Intellectual Property created during the performance of the Work under this Agreement by Astrotech.

28.2.2 Grant. Astrotech grants Sea Launch/USSL a non-exclusive, irrevocable right to use and sublicense Astrotech’s relevant intellectual Property solely for the Sea Launch/USSL purposes intended under the scope of this Agreement. Except as expressly noted above, nothing herein shall grant, by implication or otherwise, any rights in or licenses under any present or future Intellectual Property.

ARTICLE 29 – PROPRIETARY AND TECHNICAL INFORMATION

29.1 Definitions. The term “Proprietary Information”, for purposes of this Article 29 shall mean all information and data, including that received from Sea Launch/USSL, or Affiliate of Sea Launch/USSL, or Associate Contractor’s, Contractors or subcontractors of Sea Launch/U. S. Sea Launch, or the Customer, which is disclosed: (a) by one Party to the other in connection with this agreement; or (b) by one Associate Contractor of Sea Launch/USSL to another Associate Contractor of Sea Launch/U. S. Sea Launch; provided that, when disclosed, such information is in written or other permanent form and is identified as proprietary to the originating party by clear and conspicuous markings. Any such information in other form, when disclosed, shall be considered Proprietary Information under this Agreement, but only to the extent identified as proprietary at the time of the original disclosure and thereafter summarized in writing and

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transmitted by the originating third party, with such clear and conspicuous markings, to the receiving party within thirty (30) days of the non-written disclosure.

29.2 Confidentiality of Proprietary Information. Each party shall preserve Proprietary Information received from the other Party, it’s Affiliates, or from a Subcontractor /Associate Contractor or Customer in confidence for a period of fifteen (15) years from the transfer of the Proprietary Information. During this period, each Party shall refrain from disclosing such Proprietary Information to any third party without written authorization from the other Party. The confidentiality obligations shall be considered satisfied by each Party through the exercise of the same degree of care used to restrict disclosure and use of its own information of like importance. For the purpose of this Article 29, the term “third party” means any party other than Astrotech, Sea Launch/ US Sea Launch, and Associate Contractors.

29.3 Use of Proprietary Information. Until such time as this Agreement shall terminate, each Party may use Proprietary Information received from the other Party, but only for the purposes of fulfilling their obligations under this Agreement. Upon the expiration of the period set forth in Article 29.2, all limitations on use of Proprietary Information shall cease.

29.4 Exclusions from Confidentiality. This Agreement shall not restrict disclosure or use of Proprietary Information that is:

(a)	Known to the receiving party without restriction as to further disclosure when received, or thereafter is developed independently by the receiving party; or

(b)	Obtained without restriction as to further disclosure from a source other than the originating party through no breach of confidence by such source; or

(c)	In the public domain when received, or thereafter enters the public domain through no fault of the receiving party; or

(d)	Disclosed by the originating party to a third party without restriction as to further disclosure.

29.5 Nonrestrictive Markings. To the maximum extent possible, Technical data furnished to Astrotech under this Agreement shall be provided for use by Astrotech without a restrictive legend, except as provided pursuant to Sections 29.9 and 29.10 below, including the right to use, and duplicate. It is the intent of the parties that the designation of Technical Data as Proprietary or a Trade Secret shall be kept to a minimum in order to facilitate implementation of this Agreement.

29.6 Ownership of Technical Information. All information and data, regardless of form, generated in the performance of or delivered under this Agreement to Astrotech, as well as any information provided to

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Astrotech by Sea Launch/U. S. Sea Launch, BCSC, Associate Contractor’s, or Customer shall be and remain the sole property of Sea Launch. Astrotech shall keep all such information in confidence and not disclose or use it for any purpose other than for the purpose of performance under this agreement. Any other use of such Information by Astrotech shall be made only upon the receipt of the prior written consent of the Sea Launch Authorized Contract Representative. Astrotech further agrees that upon the termination of this Agreement Astrotech shall leave with the Sea Launch Authorized Contract Representative any information that is in tangible form, whether written or computer software, or otherwise, including all copies thereof.

29.7 Data Retention. All technical data necessary to perform the Project, generated pursuant to any Sea Launch contract, existing at the time of signature of this Agreement or generated from this point on, including but not limited to design, operational and process documentation and parts lists as it relates to systems, subsystems, components and parts, as well as software provided to or developed for Sea Launch, shall be maintained for the life of the Sea Launch Project or the termination of this Agreement.

29.8 Proprietary and Trade Secret Data. In the event any of the technical data required to be furnished to Astrotech under this Agreement is considered by Sea Launch/U. S. Sea Launch, BCSC, Associate Contractors or Customer to be proprietary or a trade secret (such as detailed design, manufacturing and processing information) and Sea Launch/U. S. Sea Launch, BCSC, Associate Contractors or Customer desires to maintain proprietary or trade secret rights for such data, the Sea Launch Authorized Representative and the Sea Launch Home Port Technical Manager shall make every attempt to ensure that the data is marked “Boeing and/or Sea Launch and/or Customer Proprietary” or as a “Trade Secret” and shall make every attempt to only provide such data to Astrotech with advance coordination with the Astrotech Home Port Technical Manager or Astrotech’s Authorized Representative. Any data so provided to Astrotech in writing, shall be marked by Sea Launch/U. S. Sea Launch, BCSC or Customer as “PROPRIETARY” or “TRADE SECRET” prior to submittal to Astrotech. Astrotech agrees that such data will not, without permission of Sea Launch, be duplicated, used or disclosed by Astrotech or its contractors and subcontractors for any purpose other than as necessary to carry out Astrotech’s obligations under this Agreement. Further, if such data is required by Astrotech’s contractors and subcontractors, the data will only be furnished to them after receipt of prior written consent from the Sea Launch Authorized Representative and upon receipt of contractors and subcontractors written agreement to protect the data from unauthorized use, duplication and disclosure and agreement to returned to Astrotech all such data upon completion of work and/or its intended use

29.9 Financial and Commercial Data. It is recognized that Astrotech may receive or otherwise have access to certain financial and commercial (business) data of Sea Launch/USSL, BCSC, Associate Contractors or Customer, or their respective contractors and subcontractors, which may be considered confidential or privileged, and which, if subsequently disclosed to the public, could cause substantial harm to Sea Launch/USSL, BCSC, Associate Contractors or Customer’s competitive positions and/or impair

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Astrotech’s ability to obtain necessary information in the future. Such data shall be considered by Astrotech to be proprietary and handled pursuant to this Article 29.

ARTICLE 30 – PATENT AND DATA RIGHTS

30.1 Patent and Data Rights. Astrotech will not acquire, as a result of the Services provided under this Agreement, any rights to copyrights, trade secrets, inventions, or patents of Sea Launch/USSL, its affiliates, Contractors, Associate Contractors or Customer which may be used in, or result from the Payload, Payload processing or Sea Launch launch vehicle, or any rights to proprietary or trade secret data of Sea Launch/USSL, its affiliates, Contractors, Associate Contractors or Customer, except for the right to use, duplicate, and disclose such data as set forth in this Article 30.

30.2 Indemnification

30.2.1 Astrotech Indemnification of Sea Launch. Astrotech shall indemnify and hold harmless Sea Launch/USSL, its Affiliates, Contractors, Associate Contractors and Customers, agents and employees from and against all claims, losses, costs, damages and expenses (including without limitation, attorneys’ fees) incurred by Sea Launch/USSL or any of its Affiliates, Contractors, Associate Contractors or Customers as a result of or in connection with any claims or actions based upon infringement or alleged infringement of any patent or copyright, or wrongful use of any trade secret or other proprietary information, which arises out of the use of the services, supplies or materials furnished under this Agreement by Astrotech or any Astrotech subcontractor, or out of the processes or actions employed by, or on behalf of Astrotech or any Astrotech subcontractor in connection with the performance of the Work. Astrotech shall, at its sole expense, promptly defend Sea Launch/USSL and its Affiliates, Contractors, Associate contractors and Customer against any such claim or action unless directed otherwise by Sea Launch. The foregoing obligation of Astrotech is subject to Sea Launch’s provision of notice to Astrotech upon Sea Launch’s becoming aware of any such claims or actions, and shall not apply to services, supplies, materials or processes furnished or specified by Sea Launch/USSL.

30.2.2 Sea Launch Indemnification of Astrotech. Sea Launch shall indemnify and hold harmless Astrotech, its Affiliates, agents and employees from and against all claims, losses, costs, damages and expenses (including without limitation, attorneys’ fees) incurred by Astrotech or any of its Affiliates, agents or employees as a result of or in connection with any claims or actions based upon infringement or alleged infringement of any patent or copyright, or wrongful use of any trade secret or other proprietary information, which arises out of the use of the services, supplies or materials furnished under this Agreement by Sea Launch/USSL or any Sea Launch/USSL subcontractor, or out of the processes or actions employed by, or on behalf of Sea Launch/USSL or any Sea Launch/USSL subcontractor in connection with the performance of the Work. Sea Launch shall, at its sole expense, promptly defend Astrotech and its Affiliates, agents and employees against any such claim or action unless directed otherwise by Astrotech. The foregoing

39	Amendment 3 12/03/2002

obligation of Sea Launch is subject to Astrotech’s provision of notice to Sea Launch upon Astrotech becoming aware of any such claims or actions, and shall not apply to services, supplies, materials or processes furnished or specified by Astrotech.

30.3 Assistance with Third Party Claims. In the event a third party claim is asserted against Sea Launch/USSL, Astrotech, their affiliates, Contractors, Associate Contractors, or Customer (as applicable) as a result of patent infringement, use of proprietary data, or Damage, including claims of their respective contractors or subcontractors, arising from or in connection with the Services provided by Astrotech under this Agreement, Astrotech and Sea Launch/USSL agree to give prompt notice to the other party of any such claim and agree to provide each other with all assistance practicable in the defense against such claim. If a claim asserted against one party is a claim against which the other has agreed to indemnify the other party under this Agreement, the party who has agreed to indemnify shall have the right to intervene and defend, the right to control litigation of, and the right to determine the appropriateness of any settlement related to such claim.

ARTICLE 31 – U.S. EXPORT CONTROL LAWS AND REGULATIONS

31.1 General. Astrotech represents and warrants that no technical data furnished to it by Sea Launch/USSL, its affiliates, Contractors, Associate Contractors or The Sea Launch Customer or developed by Sea Launch, USSL, its affiliates, Contractors, Associate Contractors or the Sea Launch Customer directly from such data during performance of the work under this Agreement will be disclosed to any “foreign person” (as such term is defined in 22 CFR § 120.16), without first complying with the licensing, approval, and all other requirements of the U.S. export control laws, regulations, and directives, including but not limited to the Arms Export Control Act (22 USC § 2778), International Traffic in Arms Regulations (22 CFR. Parts 120-130), Export Administration Act (50 USC §§ 2401-2410 as amended), Export Administration Regulations (15 CFR Parts 730-799) and DOD Directive 5230.25, Withholding of Unclassified Technical Data from Public Disclosure.

31.1.1 Astrotech will obtain the written consent of Sea Launch prior to submitting any request for authority to export any such technical data.

31.1.2 Astrotech will indemnify and hold Sea Launch/USSL, its affiliates, Contractors, Associate Contractors and the Sea Launch Customer harmless from all claims, demands, damages, costs, fines, penalties, attorneys’ fees, and all other expenses arising solely from failure of Astrotech to comply with this Article 31.

31.2 Export of Data and Assistance. Nothing in this Agreement shall be construed as obligating Sea Launch or Astrotech to export data or provide assistance except as may be permitted under the export control laws of the United States government.

40	Amendment 3 12/03/2002

31.3 Technology Assistance Agreements (TAAs). Sea Launch and Astrotech will conduct all operations associated with this contract under the provisions of the applicable program Technology Assistance Agreements (TAAs) and the program Technology Transfer Control Plan (TTCP).

ARTICLE 32 – RESERVED

ARTICLE 33 – ILLEGAL PAYMENTS AND ANTI-BOYCOTT LAWS

33.1 Illegal Payments; Compliance with Law. In performing its obligations under this Agreement, Astrotech represents that it shall comply with all applicable laws and regulations of the government of the United States. In particular, Astrotech shall not make any payment or gift to any third party for any purpose related to this Agreement if such payment would constitute a bribe or illegal payment under the United States Foreign Corrupt Practices Act or any other law or regulation of the United States government. No cash distributions or payments made to Astrotech under this Agreement will be used by Astrotech to benefit any employee of a government or a political party.

33.2 Anti-Boycott Law Compliance. The law of the United States prohibits United States companies from participating in or furthering an economic boycott of one country by another. United States tax law penalizes United States companies that participate in or further such a boycott, and other laws provide for fines for such participation or furtherance of a boycott. Sea Launch and Astrotech agree that nothing in this Agreement constitutes a commitment or agreement on behalf of either Party to comply with any law of a country, if such compliance would constitute compliance with an economic boycott by one country of another.

ARTICLE 34 – RECORDS AND AUDITS

34.1 Audit Rights. For the purpose of evaluating Astrotech’s incurred costs with respect to Astrotech’s invoices for cost reimbursement, progress payment, Astrotech’s claim(s) arising out of a termination or partial termination of this contract, and Astrotech’s proposals for incentive price revisions or elements of Astrotech’s change proposals which must be verified by audit, Astrotech agrees that Sea Launch or any of its duly authorized representatives shall have access to and the right to audit any pertinent books, documents, paper, and records which support direct and indirect costs including Labor hours and material costs. Sea Launch will have no audit rights against Astrotech with regards to the current Fixed Priced Services provided for under Phase II of the Agreement.

34.2 Retention of Records. If this agreement is completely or partially terminated, the records relating to the Work shall be preserved and made available for a period of three (3) years from the date of any resulting final settlement.

41	Amendment 3 12/03/2002

34.2.1 Records which relate to claims arising out of the performance of this Agreement, or cost and expenses of this Agreement as to which exception has been taken by Sea Launch, its auditor or its representatives, shall be retained by Astrotech until such appeals, litigation’s, claims or exceptions have been fully and finally concluded.

ARTICLE 35 – PAYMENT TERMS AND FINANCIAL CONSIDERATIONS

35.1 General. Sea Launch/BCSC shall pay Astrotech for Services furnished under this Agreement in accordance with this Article 35. USSL shall be responsible for obtaining and maintaining the lease of the Home Port site from the Port of Long Beach, and all costs related thereto. Where the Astrotech Phase I Services include the procurement of facilities, hardware, equipment or services, upon full payment to Astrotech, as defined below, for such procurement of facilities, hardware, equipment and services, all title and rights to said facilities, hardware, equipment and services shall vest with U.S. Sea Launch. For Phase II, USSL will procure all consumables, additional hardware, additional equipment, and outside services required in performance of the Astrotech Phase II Services. Upon identification and Sea Launch approval of each such requirement pursuant to Article 3, Administration of the Contract, Astrotech shall prepare and submit to Sea Launch Home Port Facilities Manager, as applicable, a Procurement Request for such procurements. All such procurements shall be funded, procured, and administered directly by Sea Launch/USSL Procurement.

35.2 Phase I Service Fees and Other Charges. For Phase I Services furnished by Astrotech under this Agreement, BCSC shall pay Astrotech only for that portion of the BCSC authorized Services provided by the Astrotech Construction Manager, the Astrotech Facility Manager and the Astrotech Resident Technical Representative, plus reimbursement, without any Astrotech markup, of (i) BCSC authorized travel expenses associated with the provision of Services by all Astrotech personnel (air fare not to exceed regular coach), and (ii) all BCSC authorized costs incurred by Astrotech for consultant services (e.g., environmental consultant), plus any additional charges that may be agreed to in writing by the Agreement Coordinators of the parties. The Service Fees for the Astrotech Construction Manager and the Home Port Astrotech Technical Manager shall be $100.00 per hour, and for the Astrotech Resident Technical Representative shall be $50.00 per hour, respectively. Regardless of the hours actually expended, Astrotech shall charge BCSC a maximum of eight hours in any one-day.

35.3 Phase II Service Fees and Other Charges. For Phase II Services furnished by Astrotech under this Agreement, Sea Launch shall pay Astrotech a Firm Fixed Price Service Fee determined by the actual launch date of each Payload and calculated in accordance with the price schedule set forth in Exhibit C of this Agreement, plus (i) reimbursement of any costs pre-approved by the Sea Launch Authorized Representative or Sea Launch Home Port Facility Manager incurred by Astrotech for other goods and Services, and (ii) any additional charges authorized by the Sea Launch Authorized Representative and payable under this Agreement. The Service Fee as determined in accordance with Exhibit C, Price

42	Amendment 3 12/03/2002

Schedule is exclusive of any federal, state or local tax, if applicable. Although as of the effective date of this Agreement no such taxes are applicable, should such taxes become applicable they shall be added to the amount to be paid by Sea Launch to Astrotech.

35.4 Invoicing and Payment. Astrotech shall submit invoices for all payments due under this Agreement. Invoices for Phase I and Phase II Services shall include the number of this Agreement, invoice number, invoice date, line item number, and a detailed summary of all charges being billed. In all cases (Phase I and Phase II) where charges are for reimbursement of pre-approved costs incurred, suitable documentation including receipts shall accompany each invoice to support requests for reimbursement. All payments defined in this Agreement shall be (i) in United States Dollars, (ii) payable to Astrotech Space Operations, Inc., and (iii) wire transferred, at Sea Launch expense, to the Riggs Bank, N.A., 808 17th Street, NW, Washington, DC 20006 (or other address specified by Astrotech in writing) within thirty (30) days of receipt of an acceptable original invoice to Sea Launch Accounts Payable.

Account Name: Relationship Banking

Account Number: 25-384-215

ABA Routing No.: 054000030

Remarks: Astrotech Invoice #XXXXX

Astrotech shall deliver invoices as follows (U.S. Mail/Express Overnight):

Sea Launch Company, LLC

Attn: Accounts Payable

One World Trade Center

Suite 950

Long Beach, CA 90831-0950

35.5 Billing Schedule.

35.5.1 Phase I. Invoices for Phase I Services may be issued by Astrotech on a monthly basis.

35.5.2 Phase II. Invoices for Phase II Services associated with a Payload launch will be issued by Astrotech on the day following such launch. Invoices for additional separately priced services provided under Phase II may be issued by Astrotech on a monthly basis.

ARTICLE 36 – MISCELLANEOUS PROVISIONS

36.1 Publications and Photographs: Commercial Activities. Astrotech shall not make, and shall ensure reasonable efforts that no Subcontractor or Supplier or their respective employees or agents makes, any announcement or release of any information or photographs concerning this Agreement or the Project, or any part thereof, to any member of the public or press, unless prior written consent is obtained from Sea Launch. Astrotech shall not establish any commercial activity or issue concessions or permits of any kind to

43	Amendment 3 12/03/2002

third parties for establishing commercial activities on any Sites. Astrotech shall not allow its employees to engage in any commercial activities on the Site.

36.2 Waiver and Partial Invalidity. None of the provisions of this Agreement shall be considered waived by either party to this agreement unless such waiver is given in writing by the Sea Launch Authorized Representative. No such waiver shall be a waiver of any past or future default, breach or modification of any of the provisions of this Agreement unless expressly stipulated in such waiver. If any provision of this Agreement becomes void or unenforceable by force of law, the remainder shall remain valid and enforceable.

36.3 Survival of Provisions. In addition to the provisions of this Agreement which, by their terms, continue in effect after acceptance and final payment under expiration or termination of this Agreement, the following provisions shall continue in effect after acceptance and final payment under or termination of the Contract per the terms of the Contract Articles specified herein and all applicable local, state, and federal regulations: Article 17 Environmental Requirements, Article 28 Intellectual Property Infringement, Article 29 Proprietary and Technical Information, Article 21 Warranty, Article 22 Indemnification and Hold Harmless, Article 27 Disputes and Arbitration, Article 33 Illegal payments and Anti Boycott Laws, Article 34 Records and Audits, Article 29.8 Data Retention, and Article 36.10 Governing Law.

36.4 Binding Effect. This Agreement shall extend to and be obligatory upon the legal representatives, successors, and assigns of the respective Parties to the extent such succession or assignment is permitted under Article 36.8, Assignability. This Agreement is not intended to benefit any person or entity other than Sea Launch and Astrotech and no third-party beneficiary rights are created by this Agreement.

36.5 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

36.6 Waiver. A failure by either party hereto to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver be implied from any such act or omission. No waiver by either party hereto with respect to any right shall extend its effect to any subsequent breach of the terms hereof of like or different kind, unless such waiver explicitly provides otherwise.

36.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

44	Amendment 3 12/03/2002

36.8 Assignability. Neither party to this Agreement shall be entitled to assign, directly or indirectly, by operation of law or otherwise, this Agreement or its rights or obligations hereunder or any interest herein, except to a related or successor entity, or with the prior written consent of the other.

36.9 Disclaimer of Authority. This Agreement shall not constitute either party as the legal representative, agent, or attorney-in-fact of the other, nor, except as expressly set forth herein, shall either party have the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

36.10 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws in the State of California, and the parties further agree that they will not commence any action, whether in a court of law or equity or before an arbitration panel, other than in the State of California.

36.11 Complete Agreement. This Agreement and the Exhibits hereto, together with the documents herein incorporated by reference, as amended and supplemented, and any Amendments to this Agreement constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements, and understandings. The terms of this Agreement may not be waived, altered, modified or amended, except by a written agreement of the parties hereto executed by duly authorized officers or representatives thereof.

ARTICLE 37 – EFFECTIVE DATE AND DURATION OF AGREEMENT

This Agreement, which entered into force on 25 April 1996, is hereby amended as indicated by this Amendment 3 and shall continue in force through 31 May 2011, unless further amended or terminated pursuant to the provisions of this Agreement prior to said expiration date.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Amendment 3 to this Agreement.

SEA LAUNCH COMPANY, L.L.C.		ASTROTECH SPACE OPERATIONS, INC.

By:	/s/ PAMELA C. SIMS	By:	/s/ JOHN B. SATROM
	Pamela C. Sims		John B. Satrom
	Director Contracts and Purchasing		Senior Vice President and General Manager
Date:	06 December 2002	Date:	06 December 2002

45	Amendment 3 12/03/2002

APPENDIX 2

APPENDIX 2

PHASE II SERVICES

This Appendix 2 describes the Services to be provided by Astrotech under this Agreement in conjunction with the operation of the Home Port.

1. Payload Processing Support Documentation. Astrotech shall periodically review and update the facility accommodations document for BCSC and USSL describing the Home Port Facilities and equipment available to support payload processing operations and environmental capabilities pertaining to payload processing operations. These documents will be provided to BCSC for use and incorporation into the overall Home Port documentation.

2. Customer Coordination. Astrotech shall assist BCSC in preparing the Payload ICD with each BCSC Customer for each Payload to be processed at the Home Port. Additionally, Astrotech shall participate in coordination meetings with each Customer to understand and define the Customer payload processing requirements. Astrotech shall identify to BCSC any Customer requirements which exceed the existing capabilities of the Home Port and, pursuant to Section 4.2 of this Agreement, shall prepare, submit, and track the procurement request(s) to obtain the required additional capability.

3. Operations and Maintenance.

3.1 Astrotech shall (i) operate and maintain the Home Port payload processing facilities, (ii) maintain the other Home Port facilities, with the exception of the pier, to include identification and implementation of periodic maintenance requirements, and (iii) checkout, operate, and maintain the systems onboard the ACS, which support Block-DM fueling operations, in cooperation with Barber Kvaerer, to include scrubbers, breathing air system and the toxic gas monitoring systems.

3.2 Astrotech shall identify the equipment and furnishings required to configure the payload processing facilities to support the customer requirements specified in the Payload ICD for each mission . Following coordination pursuant to Section 4.1 of this Agreement, Astrotech shall prepare, submit, and track the required procurement requests, and upon delivery, Astrotech shall receive, install, set up, and check out all such equipment and furnishings. Astrotech shall assist BCSC and USSL in defining the equipment and furnishings required for the other land-based facilities, the marine support facilities and the Block DM fueling facilities onboard the ACS, and, as mutually agreed, receive, install, set up, and check out all such equipment and furnishings.

AMENDMENT 2

APPENDIX 2

4. Arrival and Departure Transportation. Astrotech shall arrange for spacecraft customer transportation of crated flight hardware and associated ground support equipment by commercially available ground transportation vehicles from and to terminals as requested by BCSC.

5. Facility Scheduling. Astrotech shall provide regular inputs to the BCSC/USSL scheduling group related to operations in the Payload Processing facilities and other Astrotech activities at the Home Port.

6. Ordnance Handling and Storage. Astrotech shall manage the receiving, inspection, and storage of ordnance items. Astrotech shall arrange for cold soak and x-ray of solid rocket motors as required. Astrotech shall follow any BCSC or USSL developed program specific guidelines for ordnance handling and storage.

7. Communications. Astrotech shall configure and implement the communications requirements for each Payload to be processed at the Home Port as defined in the Payload ICD, including command, data, and voice circuits, closed-circuit television between the High Bays and selected points in Buildings 1, 3 and 4; and coordinate local and long distance telephone service for spacecraft customers.

8. Electrical Power. Astrotech shall configure and implement the electrical power and distribution requirements for each Payload to be processed at the Home Port as defined in the Payload ICD.

9. Security. Astrotech will provide configuration of the card-reader security locks on all internal and external doors leading into the Payload processing areas and 24 hour-a-day electronic monitoring of all Home Port facilities for smoke/fire/intrusion detection.

10. Solvents and Gases. Astrotech shall arrange for provision of gaseous nitrogen, liquid nitrogen, gaseous helium, isopropyl alcohol, deionized water, and other general purpose cleaning agents and solvents, as defined in the Payload ICD.

11. Propellant Procurement. Astrotech shall assist BCSC/USSL in the procurement of Spacecraft and Block DM propellants . Astrotech shall provide transportation/handling services for Block DM propellants from the delivery contractor to the fueling rooms onboard the ACS, including staging to and from the PPF if necessary.

AMENDMENT 2

6 December 2002

USSL-PCS02-015

To:	John B. Satrom
Senior Vice President & General Manager Astrotech Space Operations, Inc. 1515 Chafee Drive Titusville, FL 32780

Cc:	Bruno Ganguli
Gary Goodwin Ken Hill Tod Milton Shawn Murphy

Subject:	Amendment 3 to Contract Agreement 220957-BA between Astrotech Space Operations, Inc. and Sea Launch Company, L.L.C.

Reference:	(1) Amendment 3 to Contract Agreement 220957-BA, dated 6 December 2002.

(2) Change Order #001 to Amendment 2 of the Contract Agreement, dated 24 October 2002.

Please find enclosed herewith reference (1) Amendment 3 of the Contract Agreement 220957-BA. Amendment 3 incorporates the agreed to provisions of Change Order #001 and replaces the previous Amendment 2 provisions Table of Contents; Amendment Summaries; Title & Preamble; Recitals; and Terms and Conditions (Article 1 through Article 37) in their entirety. Appendix 1 is now entitled Exhibit A, Phase I Services; Appendix 2 is now entitled Exhibit B, Phase II Services; Appendix 3 Model Payload Mission Annex is deleted in its entirety; Appendix 4 is now entitled Exhibit C Price Schedule.

This change shall enter into full force and effect as of the date of the last signature of the parties shown below.

Additional changes to Amendment 3 will be incorporated upon final definitization of the proposed revisions to Exhibit B “Statement of Work, Phase II Services” and the development of Exhibit D, List of Customer /BCSC Activity Documentation to be furnished to Astrotech; Exhibit E, Compliance and Reference Documents; Exhibit F, Contract Data Requirements List (CDRL); and Exhibit G, Listing of Agreement Modifications, as identified on page V of the table of contents.

Pamela C. Sims, Director Subcontracts & Purchasing

Sea Launch

2700 Nimitz Road

Long Beach, CA 90802

Telephone: 562-951-7362 Fax: 562-951-7015

Please complete implementation of Amendment 3 by signing the two originals of this document and returning one copy to the undersigned.

If you have any questions, please don’t hesitate to call me. Once again thank you for your continued support in this effort.

/s/ PAM C. SIMS	06 Dec. 2002	/s/ JOHN B. SATROM	06 Dec. 2002
Pam C. Sims	Date	John B. Satrom	Date
Director		Senior Vice President &
Subcontracts & Purchasing		General Manager
Sea Launch		Astrotech Space Operations

Pamela C. Sims, Director Subcontracts & Purchasing

Sea Launch

2700 Nimitz Road

Long Beach, CA 90802

Telephone: 562-951-7362 Fax: 562-951-7015

APPENDIX 2

12. Hazardous Waste Disposal. Astrotech shall assist in the disposal of any hazardous waste associated with the spacecraft operations in the Payload Processing Facility. Astrotech shall follow any BCSC or USSL developed program specific guidelines for hazardous waste disposal.

13. Sampling and Analysis. Astrotech shall arrange for sampling and analysis of samples of gases, propellants, and cleaning materials, as defined in the Payload ICD.

14. Photographic Services. Astrotech shall arrange for photographic services to support Payload Processing Activity, as defined in the Payload ICD.

15. Emergency Medical and Fire Protection. Astrotech shall assist BCSC/USSL to coordinate with the appropriate local government agencies for emergency medical assistance, fire protection, and hazardous materials incident response at the Home Port.

16. Training. Astrotech shall assist BCSC/USSL in developing and providing all training required for Customers to use the Home Port payload processing facilities for payload processing activities. Astrotech personnel will be provided access to BCSC and USSL sponsored training courses on a space available basis.

17. Test Equipment. Astrotech shall arrange for test equipment and tools, as defined in the Payload ICD.

18. Calibration. Astrotech shall arrange for equipment calibration services, as defined in the Payload ICD.

19. Personnel Protective Suits. Astrotech shall arrange for air hose-type personnel protective suits, splash suits, and provide the related training and support of both Spacecraft Customer and Energia personnel for liquid propellant handling, transfer, and fueling operations for the payload and Block DM. Astrotech will support BCSC/USSL by providing famliarization training on the use of the personnel protective suits.

20. Technical Shop Support. Astrotech shall arrange for unplanned shop support, as available in the local area.

21. Weighing. Astrotech shall arrange for the availability of weighing equipment and weigh the Payload, as defined in the Payload ICD.

AMENDMENT 2

APPENDIX 2

22. U.S. Customs Clearance. Astrotech shall assist BCSC/USSL in arranging for entry of the Payload and any Payload processing materials and equipment entering the U.S. from another country for the duration of the Occupancy Period.

23. Home Port Design and Construction Activity. At the request of BCSC/USSL, Astrotech shall provide the Services described in Appendix 1 of this Agreement for any subsequent Home Port design and construction activity. Astrotech shall maintain control of the “as-built” drawings for the Home Port Facilities.

24. Vehicle Maintenance. Astrotech shall administer the maintenance program for all Home Port motor vehicles including forklift and man-lifting vehicles used not including LP or ACS assigned vehicles. This shall include arrangement of the necessary service contracts, pursuant to Section 4.1, required to support this effort.

25. Tracking Metrics. Astrotech and BCSC/USSL shall develop performance-based metrics to evaluate and measure the performance of Astrotech in providing Phase II Services on a monthly basis. At the conclusion of each mission, Astrotech shall assist BCSC/USSL in performing a customer out-brief to solicit feedback on the services provided and develop applicable lessons learned for implementation on future missions.

26. Property Management Coordination. Astrotech shall support the property inventory management process established by USSL. Astrotech shall use customer provided software (MP2) for accomplishing operations and maintenance activities. Customer will provide access to MP2 and associated databases at Astrotech personnel workstations.

27. Equipment Sharing. Where practical, Astrotech shall share tools and materials with resident Home Port BCSC and USSL personnel. Similarly, BCSC and USSL shall provide Astrotech with access to common Home Port resource material and services such as support shops, tools, and material managed by USSL-designated logistics personnel.

28. Oversight of Custodial Services. Astrotech shall direct the USSL custodial contractor in the daily cleaning requirements of the PPF. Astrotech shall assist USSL in assuring custodial maintenance activities support the Home Port maintenance requirements.

29. Block DM Hypergol Fueling Operations Procedure. Astrotech shall develop and maintain a top level operating procedure and pre-ops checklist for hypergol operations conducted onboard the ACS. These documents shall be prepared in cooperation with Energia, Barber Kvaerner, USSL Safety and the

AMENDMENT 2

APPENDIX 2

USSL operations manager to ensure that the necessary equipment and personnel are ready to support Enegia fueling operations.

30. Block DM Hypergol Fueling Operations Oversight. Astrotech shall support the USSL/BCSC test conductor in integrating and managing the operations associated with Block DM fueling operations conducted onboard the ACS. This shall include coordination between Energia, USSL Safety, Barber Kvaerner to ensure safe operations conduct. Astrotech shall checkout and operate fueling support equipment as required.

AMENDMENT 2

APPENDIX 3

APPENDIX 3

MODEL PAYLOAD MISSION ANNEX

PAYLOAD MISSION ANNEX (No.)

(Payload Name)

MISSION SPECIFIC DETAILS AND REQUIREMENTS

FOR

ASTROTECH SERVICES

This Payload Mission Annex (No.) sets forth the mission specific details and requirements for the Services to be provided by Astrotech to BCSC (hereinafter called the “Customer”) under Purchase Contract No. Y00020 (hereinafter called “this Agreement”) to support the launch of the (Name) Payload.

1. Launch Date. The (Name) Payload is scheduled for launch on (Date), which is the planned launch date for purposes of this Agreement.

2. Occupancy Period. The Occupancy Period and facility assignments at the Home Port for the Payload established pursuant to Section 5.1 of this Agreement are set forth in Attachment A, which is attached to and made part of this Payload Mission Annex.

3. Service Fee. Based on the launch date set forth in Section 1 above, the (Name) Payload is the (Number) payload to be launched in calendar year         . Pursuant to Section 6.3 of this Agreement, the Service Fee applicable to the (Name) Payload is $            .

4. Customer Technical Manager. The representative of Customer designated as Customer Technical Manager is as follows:

(Name)
(Title)
(Customer Organization)
(Address)
(Address)
Telephone:
Facsimile:

5. Alterations and Exceptions to the terms and Conditions of this Agreement. Under this Payload Mission Annex (No.) there are (no alterations or exceptions to the terms and Conditions of this Agreement) or (the following alterations or exceptions to the terms and Conditions of this Agreement:).

AMENDMENT 2

APPENDIX 3

6. Effective Date. This Payload Mission Annex (No.) shall be incorporated into and amend the Services to be provided by Astrotech under Purchase Contract No. Y00020, and the commitment of Astrotech to provide Services for the (Name) Payload shall commence as of the date of the last signature of the parties below.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Payload Mission Annex.

BOEING COMMERCIAL SPACE COMPANY		ASTROTECH SPACE OPERATIONS, INC.

By:	(Signature)	By:	(Signature)
	(Name)		(Name)
	(Title)		(Title)
Date:		Date:

APPENDIX 3

ATTACHMENT A

OCCUPANCY PERIOD AND FACILITY ASSIGNMENTS

FOR THE

(NAME) PAYLOAD

LAUNCH DATE:

OCCUPANCY PERIOD:                                      TO

FACILITY ASSIGNMENTS:

BUILDING/ROOM	ENTRY DATE	DEPARTURE DATE
Building 1/High Bay Complex “___”

Building 2/Ordnance Storage

Building “__”/Warehouse Storage

Building “__”/Office Space

APPENDIX 4

APPENDIX 4

PRICE SCHEDULE

PHASE II PAYLOAD PROCESSING SERVICES

	FIRM FIXED PRICE (PER PAYLOAD)
LAUNCH DATE	PAYLOADS 1-6 IN SAME YEAR	PAYLOADS 7-10 IN SAME YEAR	PAYLOADS 11+ IN SAME YEAR
CY 1998	$350,000	$200,000	$100,000
CY 1999	$364,000	$208,000	$104,000
CY 2000	$379,000	$216,000	$108,000
CY 2001	$394,000	$225,000	$112,000
CY 2002	$409,000	$234,000	$117,000
CY 2003	$426,000	$243,000	$122,000
CY 2004	$443,000	$253,000	$127,000
CY 2005	$461,000	$263,000	$132,000
CY 2006	$479,000	$274,000	$137,000
CY 2007	$498,000	$285,000	$142,000
CY 2008	$518,000	$296,000	$148,000
CY 2009	$539,000	$308,000	$154,000
CY 2010	$560,000	$320,000	$160,000
CY 2011	$583,000	$333,000	$167,000

NOTE 1. Prices stated are exclusive of any taxes, if applicable.

AMENDMENT 2